Exhibit 1.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY, LTD.,
BIOHAVEN THERAPEUTICS LTD.,
KLEO ACQUISITION, INC.,
KLEO PHARMACEUTICALS, INC.
AND
Shareholder Representative Services LLC,
AS THE STOCKHOLDERS’ REPRESENTATIVE
DATED AS OF
JANUARY 1, 2021

TABLE OF CONTENTS
Page
Article I. DEFINITIONS. 2
Section 1.1.    Definitions    2
Section 1.2.    Interpretation    15
Article II. THE MERGER    15
Section 2.1.    The Merger    15
Section 2.2.    The Closing    15
Section 2.3.    Effective Time    15
Section 2.4.    Effects of the Merger    16
Section 2.5.    Certificate of Incorporation and Bylaws    16
Section 2.6.    Directors and Officers    16
Article III. EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT OF CONSIDERATION; APPRAISAL RIGHTS.    16
Section 3.1.    Conversion of Shares    16
Section 3.2.    Conversion of Common Stock of Merger Sub    18
Section 3.3.    Withholding Taxes    18
Section 3.4.    Adjustments    18
Section 3.5.    Dissenting Shares    20
Section 3.6.    Payment for Shares    20
Section 3.7.    Existing Equity Awards    23
Section 3.8.    Stockholders’ Reserve    23
Section 3.9.    Indemnity Holdback Fund    24
Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY    24
Section 4.1.    Organization; Corporate Power; Corporate Records    25
Section 4.2.    Capitalization    25
Section 4.3.    Subsidiaries    27
Section 4.4.    Corporate Authorization    27
Section 4.5.    Non-Contravention; Filings and Consents    28
Section 4.6.    Financial Statements; No Undisclosed Liabilities    29
Section 4.7.    Absence of Certain Changes    29
Section 4.8.    Employee Benefit Plans    29
Section 4.9.    Labor and Employment Matters    32
Section 4.10.    Litigation    34
Section 4.11.    Tax Matters    34
Section 4.12.    Compliance with Laws; Permits    36
Section 4.13.    Environmental Matters    38
i

Section 4.14.    Intellectual Property    39
Section 4.15.    Real Property    40
Section 4.16.    Company Material Contracts.    41
Section 4.17.    Anticorruption    42
Section 4.18.    Insurance    43
Section 4.19.    Brokers; Certain Expenses    43
Section 4.20.    Stockholder Approval Requirement    43
Section 4.21.    State Takeover Statutes    43
Section 4.22.    Customers and Suppliers    43
Section 4.23.    Transactions with Affiliates    44
Section 4.24.    Privacy and Data Security    44
Section 4.25.    Sufficiency of Assets    45
Section 4.26.    CARES Act    45
Section 4.27.    Investment Intent    46
Article V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.    46
Section 5.1.    Organization    46
Section 5.2.    Authority    46
Section 5.3.    Consents and Approvals    46
Section 5.4.    Non-Contravention    46
Section 5.5.    BHVN Common Shares    47
Section 5.6.    SEC Reports    47
Section 5.7.    Financial Statements; No Undisclosed Liabilities    47
Section 5.8.    Absence of Certain Changes    47
Section 5.9.    Parent Employee Benefit Plans    47
Section 5.10.    Labor and Employment Matters    47
Section 5.11.    Litigation    48
Section 5.12.    Tax Matters    48
Section 5.13.    Compliance with Laws; Permits    50
Section 5.14.    Environmental Matters    51
Section 5.15.    Intellectual Property    52
Section 5.16.    Real Property    53
Section 5.17.    Ultimate Parent Material Contracts    54
Section 5.18.    Anticorruption    54
Section 5.19.    Insurance    54
Section 5.20.    Brokers; Certain Expenses    55
Section 5.21.    Customers and Suppliers    55
Section 5.22.    Related Party Transactions    55
Section 5.23.    Privacy and Data Security    55
Section 5.24.    Sufficiency of Assets    56
Section 5.25.    NO ADDITIONAL REPRESENTATIONS    56

Article VI. CONDITIONS TO CONSUMMATION OF THE MERGER.    57
Section 6.1.    Conditions to Each Party’s Obligation to Effect the Merger    57
Section 6.2.    Conditions to Obligations of Parent and Merger Sub    57
Section 6.3.    Conditions to Obligation of the Company    59
Article VII. INDEMNIFICATION.    59
Section 7.1.    Survival    59
Section 7.2.    Indemnification by Indemnifying Stockholders    60
Section 7.3.    Indemnification by Parent    60
Section 7.4.    Representation, Settlement and Cooperation    61
Section 7.5.    Notice and Satisfaction of Indemnification Claims    61
Section 7.6.    Indemnification Threshold    62
Section 7.7.    [Reserved].    62
Section 7.8.    Additional Indemnification Matters    63
Section 7.9.    Exclusive Remedy    63
Section 7.10.    Effect of Investigation    63
Article VIII. MISCELLANEOUS.    64
Section 8.1.    Director and Officer Indemnification and Insurance    64
Section 8.2.    Employee Benefits    65
Section 8.3.    Entire Agreement    66
Section 8.4.    Assignment    66
Section 8.5.    Amendment and Waiver    66
Section 8.6.    Severability    66
Section 8.7.    Expenses    66
Section 8.8.    Governing Law    66
Section 8.9.    Enforcement of the Agreement; Jurisdiction; No Jury Trial    67
Section 8.10.    Notices    68
Section 8.11.    Parties in Interest    69
Section 8.12.    Descriptive Headings    69
Section 8.13.    Counterparts    69
Section 8.14.    Obligations of Parent and of the Company    70
Section 8.15.    Public Announcements    70
Section 8.16.    Stockholders’ Representative    70
Section 8.17.    Ultimate Parent Representation    72
Section 8.18.    Disclosure Schedules    72

Annexes
Annex A    Form of Certificate of Incorporation
Annex B    Form of Bylaws

Annex C    Form of Contingent Value Rights Agreement
Annex D    Form of Letter of Transmittal
Annex E    Form of Yale License Amendment

Exhibits
Exhibit A    Accounting Principles
Exhibit B    Net Working Capital Line Items
Exhibit C    Pro Rata Portions
Exhibit D    Terminated Employees

Execution Copy

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 1, 2021, by and among Biohaven Therapeutics Ltd., a company formed under the laws of the territory of the British Virgin Islands (“Parent”), Biohaven Pharmaceutical Holding Company, Ltd., a company formed under the laws of the territory of the British Virgin Islands (“Ultimate Parent”), Kleo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Kleo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Indemnifying Stockholders (the “Stockholders’ Representative”) (each of Parent, Ultimate Parent, Merger Sub, the Company and the Stockholders’ Representative, are sometimes referred to herein as a “Party,” and collectively, as the “Parties”).
RECITALS
WHEREAS, the Special Committee of Disinterested Directors, the Board of Directors of the Company (the “Company Board”), the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”) have each (a) approved the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a direct wholly owned Subsidiary of Parent and (b) have declared the advisability of the Agreement and the Merger; and
WHEREAS, the Special Committee of Disinterested Directors has, and the Company Board has unanimously (with two directors abstaining), recommended the adoption of this Agreement by the stockholders of the Company; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:
Article I.DEFINITIONS.
Section i..Definitions
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Holdback Amount” has the meaning set forth in Section 3.6(b)(2).
“Adjustment Holdback Fund” has the meaning set forth in Section 3.6(b)(2).

“Affiliate” means, with respect to any Person: (i) any director, officer, employee, stockholder, partner or principal of that Person; (ii) any other Person of which that Person is a director, officer, employee, stockholder, partner or principal; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person, and the term “control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. Neither Ultimate Parent, Parent or Merger Sub or any of their respective Affiliates shall be an “Affiliate” of the Company or its Subsidiary for purposes of this Agreement.
“Agreement” has the meaning set forth in the preamble.
“Anticorruption Laws” has the meaning set forth in Section 4.17.
“Applicable Accounting Principles” means in each case calculated in accordance with GAAP applied on a consistent basis and, where GAAP permits the use of an alternative accounting treatment, in accordance with the GAAP treatment employed by the Company in its audited consolidated financial statements for the year ended December 31, 2019, as further modified by Exhibit A attached hereto (it being understood that the methods, policies, practices, procedures, classifications, assumptions, and estimation methodologies set forth in Exhibit A attached hereto shall, to the extent consistent with GAAP, control in the event of a dispute).
“Base Consideration Amount” means an amount equal to (a) $20,000,000, (b) multiplied by the Non-BHVN Share Ratio.
“BHVN Common Share” means a common share, without par value, of Ultimate Parent.
“Board Recommendation” has the meaning set forth in Section 4.4(b).
“Book-Entry Shares” means uncertificated shares of Company Common Stock.
“Business Day” means a day, other than (a) a Saturday or Sunday or (b) a public holiday in New York, NY, on which commercial banks in New York, NY are authorized or required to be closed.
“Business Employees” has the meaning set forth in Section 4.9(a).
“Bylaws” has the meaning set forth in Section 2.5.
“Canceled Shares” has the meaning set forth in Section 3.1(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.
“Certificate of Incorporation” has the meaning set forth in Section 2.5.

“Certificate of Merger” has the meaning set forth in Section 2.3.
“Certificates” means certificates representing shares of Company Common Stock.
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” has the meaning set forth in Section 3.4(b).
“Closing Consideration” means an amount equal to (a) the Closing Stock Payment in respect of Eligible Shares, (b) plus the Adjustment Holdback Amount, (c) plus the Indemnity Holdback Amount, (d) plus the Initial Reserve Amount.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Statement” has the meaning set forth in Section 3.4(b).
“Closing Stock Consideration Amount” means an amount equal to (a) the Base Consideration Amount, (b) plus the Estimated NWC Calculation, (c) minus the Adjustment Holdback Amount, (d) minus the Indemnity Holdback Amount, (e) minus the Initial Reserve Amount.
“Closing Stock Payment” means a number of newly issued BHVN Common Shares equal to (a) (x) the Closing Stock Consideration Amount, (y) divided by the Market Value Per Share, (b) plus such number of newly issued BHVN Common Shares necessary to round the Per Share Stock Consideration issuable to any former holder of Eligible Shares up to the nearest whole share.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Board” has the meaning set forth in the recitals.
“Company Common Stock” has the meaning set forth in Section 3.1(a).
“Company Disclosure Schedule” has the meaning set forth in Article IV.
“Company Employee Plan” has the meaning set forth in Section 4.8(a).
“Company Equityholder” means a holder of Company Common Stock as of immediately prior to the Effective Time.
“Company Leased Real Property” means all real property described on Section 4.15(b) of the Company Disclosure Schedule that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use, together with all buildings, structures, fixtures and other improvements thereon (including construction in progress) and appurtenances thereto located on such real property.

“Company Material Contract” has the meaning set forth in Section 4.16(a).
“Company Option Award” means the right to receive Company Common Stock pursuant to the terms of the Company option plan and/or option agreements.
“Company Top 10 Customers” has the meaning set forth in Section 4.22.
“Company Top 10 Suppliers” has the meaning set forth in Section 4.22.
“Contingent Value Right” shall mean the right to receive $1.00 for each Eligible Share issued and outstanding immediately prior to the Effective Time in the event that the CVR Milestone (as defined in the Contingent Value Rights Agreement) is achieved.
“Contingent Value Rights Agreement” means the Contingent Value Rights Agreement in the form attached hereto as Annex C to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company.
“Contingent Worker” has the meaning set forth in Section 4.9(g).
“Continuing Employee” has the meaning set forth in Section 8.2(a).
“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written or oral and legally binding commitment or undertaking.
“COVID-19 Measures” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester, or any other Law, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19.
“Current Financial Statements” has the meaning set forth in Section 4.6(a).
“CT Innovations Loan Agreement” means the Loan and Warrant Purchase Agreement, dated as of May 9, 2019, by and between the Company and Connecticut Innovations, Incorporated and the other agreements related thereto, as may be amended, supplemented or otherwise modified from time to time.
“Data Activities” means the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data.
“DGCL” has the meaning set forth in Section 2.1.
“Dissenting Shares” has the meaning set forth in Section 3.5.
“Distributions” has the meaning set forth in Section 3.6(b)(3).
“DOL” means the United States Department of Labor.

“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” has the meaning set forth in Section 2.3.
“Eligible Share” has the meaning set forth in Section 3.1(a).
“Environmental Laws” means all Laws, including federal, state, local, foreign and international Laws, relating in any way to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), preservation or reclamation of natural resources, the climate, the presence, management or Release of or exposure to Hazardous Materials, or to human health and safety in respect of the foregoing, or the protection of endangered or threatened species.
“Environmental Liabilities” means all Liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in Contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
“Environmental Permits” has the meaning set forth in Section 4.13(b)(1).
“ERISA” means the Employee Retirement Security Act of 1974 (93 P.L. 406), as amended.
“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a controlled group of corporations, under common control or in an affiliated service group with another entity within the meaning of Section 414(b), (c) or (m) of the Code.
“Escrow Agent (PPP Loan)” means Bank of America, N.A., in its capacity as escrow account depository.
“Estimated NWC Calculation” means an amount equal to (a) the amount, if any, by which the Estimated Net Working Capital exceeds the Working Capital Target, (b) expressed as a negative number, the amount, if any, by which the Working Capital Target exceeds the Estimated Net Working Capital, or (c) if Estimated Net Working Capital equals the Working Capital Target, zero.
“Estimated Net Working Capital” has the meaning set forth in Section 3.4(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a Person selected by Parent, and reasonably acceptable to the Company to serve as an exchange agent pursuant to Section 3.6(b) of this Agreement.
“Exchange Fund” has the meaning set forth in Section 3.6(b)(3).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“FDA” has the meaning set forth in Section 4.12(d).
“FDA Application Integrity Policy” has the meaning set forth in Section 4.12(e).
“Financial Statements” has the meaning set forth in Section 4.6(a).
“Fraud” means an intentional misrepresentation or omission of material fact in the making of a representation or warranty contained in this Agreement that constitutes common law fraud under Delaware law.
“Fundamental Representations” has the meaning set forth in Section 7.1.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.
“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, radioactive, or of similar classification, including petroleum or petroleum by-products, asbestos in any form, polychlorinated biphenyls, ozone-depleting substances, or any other hazardous or toxic substance or chemical substance or waste that is prohibited, limited or regulated under any Environmental Law.
“Indebtedness” means, with respect to any Person and without duplication: (a) any (i) indebtedness for borrowed money (including the current portion thereof), (ii) obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments in each case to the extent drawn, (iii) obligation evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) obligation for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) obligation for all or any part of the deferred purchase price of property or services, including any “earn-out” or similar payments or any non-compete payments, (vi) obligation under interest rate swap, hedging or similar agreements, (vii) obligation for all accrued bonuses/commissions, including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such bonuses/commissions, (viii) obligation for any customer deposits, (ix) obligation for any severance obligations to any Person (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such severance obligations), (x) obligation for any trade or accounts payables to Affiliates or those aged thirty (30) days or more from the date of invoice or those with respect to the purchase of property items or (xi) obligation for any deferred rent Liabilities; or (b) any obligation of others described in clause (a)of this definition that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, “Indebtedness” includes any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) with respect to the prepayment of any Indebtedness.
“Indemnified Party” means either a Parent Indemnified Party or a Stockholder Indemnified Party, as applicable.
“Indemnified Representatives” has the meaning set forth in Section 8.1(a).
“Indemnifying Stockholder” means any holder of Eligible Shares that receives Per Share Merger Consideration pursuant to this Agreement. For the avoidance of doubt, none of Ultimate Parent, Parent or Merger Sub shall be an Indemnifying Stockholder for purposes of this Agreement.
“Indemnitor” means, with respect to any indemnification claims under Article VII by a Parent Indemnified Party, the Stockholder Indemnitor and, with respect to any indemnification claims under Article VII by a Stockholder Indemnified Party, the Parent Indemnitor.
“Indemnity Holdback Amount” has the meaning set forth in Section 3.6(b)(1).
“Indemnity Holdback Fund” has the meaning set forth in Section 3.6(b)(1).
“Independent Accountants” means Marcum LLP, or if Marcum LLP is either unavailable or unwilling to be engaged in accordance with this Agreement, another nationally recognized accounting firm reasonably acceptable to Parent and Stockholders’ Representative.
“Initial Reserve Amount” has the meaning set forth in Section 3.6(a)(3).
“Intellectual Property” means and includes (a) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (b) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (c) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (d) non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and other confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (e) copyrightable works of authorship, and copyright registrations and applications for registration, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (f) software, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (g) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.
“IRS” means the Internal Revenue Service.
“Knowledge” means:
(a)    an individual will be deemed to have “Knowledge” of a particular fact or matter if such individual has actual knowledge of such fact or matter after inquiry, with respect to such fact or matter, of such individual’s direct reports who have primary responsibility for the general subject matter in question; and
(b)    an entity will be deemed to have “Knowledge” of a particular fact or matter only if any individual who, as of a given time of determination, is an executive officer of such entity has, or at any time had, Knowledge of such fact or matter. For purposes of this Agreement, Knowledge of Parent shall be deemed to also refer to Knowledge of Ultimate Parent.
“Law” has the meaning set forth in Section 4.12(a).
“Liability” has the meaning set forth in Section 4.6(b).
“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.
“Losses” means all losses liabilities, obligations, claims, contingencies, Taxes, fines, deficiencies, demands, assessments, losses (including diminution in value), damages (including incidental and consequential damages), costs and expenses, including, without limitation, all corrective and remedial actions, all court costs and reasonable attorneys’ fees, and all reasonable amounts paid in investigation, defense, or settlement of the foregoing; provided however, that, Losses shall not include (a) punitive or other exemplary damages, other than and to the extent any such damages are payable by an Indemnified Party pursuant to a Third-Party Claim, or (b) consequential damages, other than to the extent such damages are reasonably foreseeable.
“Market Value Per Share” means the volume weighted average price as of the close of trading of each BHVN Common Share traded on the New York Stock Exchange for the five (5) consecutive trading days ending immediately prior to the Closing Date, or if not so traded as Parent and the Company shall mutually agree in writing.
“Material Adverse Effect” means, with respect to any Person, any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, (i) has had or would reasonably be expected to have in a material adverse effect on the business, assets, properties, financial condition, results of operations of such Person and its Subsidiaries, taken as a whole or (ii) prevents, materially impedes or materially delays the consummation by such Person of the Merger or the other transactions contemplated by this Agreement; provided, however, that none of the following events, effects or circumstances, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions; (B) any change in GAAP or applicable Law or the interpretation thereof; (C) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States; (D) any failure to meet internal Company projections or external analyst projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been or would be a Material Adverse Effect); (E) any effect attributable to the announcement, performance or pendency of this Agreement or the transactions contemplated hereby; (F) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters, global health conditions, including any epidemic, pandemic or disease outbreak such as COVID-19 or any mutation or variation thereof (including, in respect thereof, any labor strike, labor stoppage or slowdown, labor dispute, or the loss, absence, illness, disability, death, quarantine, termination, diminished productivity or work schedule of employees, independent contractors or consultants of such Person or any of its Subsidiaries) or hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (G) with respect to the Company, any existing change, effect, event, occurrence, state of facts or development that Parent or any of its Affiliates has actual Knowledge of as the date hereof or (H) any item disclosed on the Disclosure Schedule of such Person.
“Merger” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub Board” has the meaning set forth in the recitals.
“Net Working Capital” means, as of the applicable time of determination, (a) the current assets of the Company (excluding receivables that have been outstanding for more than one hundred twenty (120) days) at such time, consisting solely of the line items set forth on Exhibit B attached hereto, (b) minus the current liabilities of the Company at such time, consisting solely of the line items set forth on Exhibit B attached hereto, in each case calculated in accordance with the Applicable Accounting Principles provided, however, that (a) Indebtedness under the CT Innovations Loan Agreement (b) the severance obligations listed on Schedule A (c) the PPP Escrow Amount, and (d) the Tail Policy Expense shall not be current liabilities of the Company for purposes of calculating Net Working Capital.
“Non-BHVN Share Ratio” means 58.15%
“NWC Calculation” means an amount equal to (a) the amount, if any, by which the Net Working Capital as finally determined pursuant to, and in accordance with, Section 3.4 exceeds the Working Capital Target, (b) expressed as a negative number, the amount, if any, by which the Working Capital Target exceeds the Net Working Capital as finally determined pursuant to, and in accordance with, Section 3.4, or (c) if Net Working Capital, as finally determined pursuant to, and in accordance with, Section 3.4, equals the Working Capital Target, zero.
“Objections Statement” has the meaning set forth in Section 3.4(b).
“Order” has the meaning set forth in Section 4.12(a).
“Parent” has the meaning set forth in the preamble.
“Parent Board” has the meaning set forth in the recitals.
“Parent Disclosure Schedule” has the meaning set forth in Article V.
“Parent Indemnified Party” has the meaning set forth in Section 7.2
“Parent Indemnitor” means Parent.
“Parent Obligations” has the meaning set forth in 0.
“Parties” has the meaning set forth in the preamble.
“Party” has the meaning set forth in the preamble.
“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).
“Per Share Stock Consideration” means (a) the Closing Stock Payment, (b) divided by the number of Eligible Shares outstanding as of immediately prior to the Effective Time.
“Permits” has the meaning set forth in Section 4.12(c).
“Permitted Lien” means as to any Person (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in such Person’s most recent financial statements; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of such Person or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in such Person’s most recent financial statements; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under such Person’s revolving credit facility and other existing indebtedness of such Person; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; (ix) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; and (x) any other Liens which do not materially interfere with such Person’s or any of its Subsidiaries’ use and enjoyment of real property or materially detract from or diminish the value thereof.
“Person” means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.
“Personal Data” means all data relating to one or more individuals that is personally identifying, including, without limitation, data that identifies an individual or, in combination with any other information or data available to such Person, is capable of identifying an individual.
“Post-Closing Covenant” has the meaning set forth in Section 7.1.
“PPP Escrow Agreement” means the PPP Loan Escrow Account Agreement to be entered into among the Company, PPP Lender and Escrow Agent (PPP Loan) in connection with the deposit of the PPP Escrow Amount at the Closing.
“PPP Escrow Amount” means the PPP Loan Amount, which will be deposited with the Escrow Agent (PPP Loan) as of the Effective Date in accordance with the PPP Escrow Agreement.
“PPP Lender” means Bank of America, N.A., in its capacity as lender of the PPP Loan.
“PPP Loan” means that certain loan under the CARES Act made by PPP Lender to the Company dated May 1, 2020, in the aggregate principal amount of $434,107.
“PPP Loan Amount” means $442,789.14.
“Preliminary Closing Statement” has the meaning set forth in Section 3.4(a).
“Privacy Agreement” means as to any Person, a contract (or any portion thereof) to which such Person is a party that are applicable to Data Activities.
“Privacy and Data Security Policies” means, collectively, written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under the Financial Services Modernization Act of 1999, as amended (also known as the Gramm-Leach-Bliley Act) and a comprehensive information security program that includes appropriate written information security policies.

“Privacy Laws” means, collectively, all federal, state, local and foreign laws, rules and regulations pertaining to Data Activities, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Financial Services Modernization Act of 1999, as amended (also known as the Gramm-Leach-Bliley Act) and in each case, the rules implemented thereunder.
“Pro Rata Portion” means, for each Indemnifying Stockholder, the percentage set forth opposite such Indemnifying Stockholder’s name set forth on Exhibit C hereto (which schedule may be amended or supplemented as necessary by the Company on or prior to the Closing Date), which percentage is equal to the quotient, expressed as a percentage, of (a) the number of Eligible Shares held of record by such Indemnifying Stockholder as of immediately prior to the Effective Time, (b) divided by the total number of Eligible Shares as of immediately prior to the Effective Time.
“Proceeding” has the meaning set forth in Section 7.4.
“Recovery Costs” has the meaning set forth in Section 7.8(b).
“Registration Statement” has the meaning set forth in Section 8.19(a).
“Release” means any release, spill, leaking, dumping, pouring, emitting, emptying, pumping, discharge, injection, escaping, leaching, dispersal, disposal of or migration into or through the environment or within any building, structure, or facility.
“Relevant Period” has the meaning set forth in Section 8.1(a).
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, lawyers, advisors and investment bankers.
“Representative Losses” has the meaning set forth in Section 8.16(b).
“Required Stockholder Approval” means the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by: (a) the holders of not less than a majority of the outstanding shares of Company Common Stock not held by Ultimate Parent, Parent, Merger Sub or any of their respective Affiliates and (b) the holders of not less than a majority of the outstanding shares of Company Common Stock.
“Reserve Account” has the meaning set forth in Section 3.6(b)(3).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee of Disinterested Directors” means the special committee of the Company’s disinterested directors formed for the purpose of evaluating strategic alternatives for the Company, which for the avoidance of doubt excludes Declan Doogan and John Childs.
“Stockholder Approval” has the meaning set forth in Section 4.20.
“Stockholder Indemnified Party” has the meaning set forth in Section 7.3.
“Stockholder Indemnitor” means, collectively, the Indemnifying Stockholders; it being understood that each of the Indemnifying Stockholders shall be obligated under Article VII only on a several and not joint basis to the extent the Indemnity Holdback Fund has been exhausted.
“Stockholders’ Representative” has the meaning set forth in the preamble.
“Stockholders’ Reserve” has the meaning set forth in Section 3.6.
“Subsidiary” means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.
“Survival Period” has the meaning set forth in Section 7.1.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tail Policy” has the meaning set forth in Section 8.1(b).
“Tail Policy Expense” means the purchase price of the Tail Policy.
“Tax” or, collectively, “Taxes” means (i) any federal, state, provincial, local or foreign income, gross receipts, license, accumulated earnings, personal holding company, profits, windfall profits, workers’ compensation, severance, payroll, employment, premium, excise, occupation, environmental, customs duties, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, stamp, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, duties, fees, levies, assessments or governmental charges or deficiencies thereof, in each case including any interest, penalty or addition thereto and (ii) any liability for amounts of the type described in the immediately preceding clause (i) arising under any agreements or arrangements with any Person (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, provincial, local or foreign Tax law), as a transferee or successor, by contract or otherwise.
“Tax Returns” means any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) required to be filed with a Governmental Authority.
“Third-Party Claim” has the meaning set forth in Section 7.4.

“Third-Party Claim Notice” has the meaning set forth in Section 7.4.
“Threshold Amount” has the meaning set forth in Section 7.6(a).
“Transaction Expenses” means (a) all out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party hereto (other than the Stockholders’ Representative) and its Affiliates) incurred by a party hereto (other than the Stockholders’ Representative) and its Affiliates) or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and (b) any cash bonus, severance or other payment obligation that is created, accelerated, accrues or becomes payable as a result of or in connection with the transactions contemplated hereby, at or before the Closing and not contingent upon the occurrence of any subsequent event (other than execution of a release of claims or similar agreement or other ministerial events) (including the severance obligations listed on Schedule A), by the Company or any of its Subsidiaries to any present or former director, stockholder, optionholder, employee or consultant, including pursuant to an employment agreement, Company Employee Plan or otherwise, including the employer portion of all taxes related thereto; provided, however, that Transaction Expenses shall not include the Tail Policy Expense. For the avoidance of doubt, “Transaction Expenses” shall not include severance or other obligations in connection with the termination of a Continuing Employee following the Effective Time.
“Ultimate Parent” has the meaning set forth in the preamble.
“Ultimate Parent Financial Statements” has the meaning set forth in Section 5.7(a).
“Ultimate Parent Employee Plan” means each material “employee benefit plan” or agreement as defined in Section 3(3) of ERISA sponsored or maintained by Ultimate Parent or by any of its ERISA Affiliates, including any bonus or incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs.
“Ultimate Parent Leased Real Property” has the meaning set forth in Section 5.16(b).
“Ultimate Parent Material Contract” has the meaning set forth in Section 5.17(a).
“Ultimate Parent SEC Documents” has the meaning set forth in Section 5.6.
“WARN Act” has the meaning set forth in Section 4.9(e).
“Working Capital Target” means $300,000.
Section 1.2. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or

“including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Article II.THE MERGER.
Section 2.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned Subsidiary of Parent.
Section 2.2.    The Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction (or, to the extent permitted under this Agreement and by Law, waiver) of all conditions to the Merger set forth in Article VI hereof other than those conditions that by their nature are to be satisfied at the Closing (such actual date of Closing, the “Closing Date”), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing will be held remotely by the electronic exchange of documents or at the offices of Locke Lord LLP, 2800 Financial Plaza, Providence, RI 02903, or as otherwise may be agreed to in writing by the Parties.

Section 2.3.     Effective Time. As soon as practicable after the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Parties shall agree in writing in compliance with the DGCL and as shall be set forth in the Certificate of Merger (such time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”).

Section 2.4.    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the

Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5.     Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of the Company (the “Bylaws”), as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement.

Section 2.6. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be, respectively, the directors and officers of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected or appointed and qualified.

ARTICLE III. EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT OF CONSIDERATION; APPRAISAL RIGHTS.

Section 3.1.    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
(a)except as otherwise provided in Section 3.1(b) and Section 3.5, each share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (each such share other than any Canceled Share or Dissenting Share, an “Eligible Share”) shall be converted into the right to receive (subject to any applicable withholding Taxes): (i) the Per Share Stock Consideration (rounded up to the nearest whole share), (ii) plus one Contingent Value Right, (iii) plus Distributions, if any, on the Per Share Stock Consideration pursuant to, and in accordance with, Section 3.6, (iv) plus the total amount, if any, to be released to Indemnifying Stockholders pursuant to Section 3.4, divided by the total number of Eligible Shares outstanding as of immediately prior to the Effective Time, (v) plus the total amount, if any, to be released to Indemnifying Stockholders pursuant to Section 3.9, divided by the total number of Eligible Shares outstanding as of immediately prior to the Effective Time, (vi) plus the total amount, if any, to be released to Indemnifying Stockholders pursuant to Section 3.8, divided by the total number of Eligible Shares outstanding as of immediately prior to the Effective Time (sections (i) through (vi), collectively, the “Per Share Merger Consideration”); and
(b)each share of Company Common Stock owned by the Company as treasury stock or owned by Ultimate Parent, Parent, Merger Sub or any Subsidiary of the foregoing, in each case as of immediately prior to the Effective Time (collectively, the “Canceled Shares”) shall automatically be canceled and cease to exist and no payment shall be made in exchange therefor.

(c)Subject to, and in reliance on, the representations, warranties and covenants made by each holder of Eligible Shares in the applicable letter of transmittal (in substantially the form attached hereto as Annex D), the issuance of the BHVN Common Shares in accordance with the terms of and on the bases of the representations and warranties set forth in this Agreement will be issued without registration under the Securities Act pursuant to Regulation D promulgated under the Securities Act and will bear a legend in substantially the following form:
“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) BIOHAVEN PHARMACEUTICAL HOLDING COMPANY, LTD. (THE “COMPANY”) HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.”
(d)The legend set forth in this Section 3.1 shall be removed from any BHVN Common Shares and the Ultimate Parent shall issue a certificate without such legend or any other legend to the holders of BHVN Common Shares or issue to such holders by electronic delivery upon the earliest of (i) the first date such BHVN Common Shares are sold pursuant to the Registration Statement described in Section 8.19, (ii) the first date such BHVN Common Shares are sold or transferred in compliance with Rule 144 under the Securities Act and the Ultimate Parent has received such customary certifications and other information as it shall have reasonably requested to demonstrate compliance of such transfer or sale with Rule 144 under the Securities Act (including, if reasonably requested by the Ultimate Parent or its transfer agent), and (iii) the first date such BHVN Common Shares are eligible for sale under Rule 144 under the Securities Act, without the requirement for the Ultimate Parent to be in compliance with the current public information required under Rule 144 under the Securities Act. Ultimate Parent shall be responsible for the fees of its transfer agent and all The Depositary Trust Company pursuant to the foregoing.
(e)Notwithstanding the provisions of Section 3.1(a) and except as otherwise provided in Section 3.1(b) and Section 3.5, each Eligible Share issued to an investor who is not an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act as of the Closing Date, will not receive the right to receive Per Share Stock Consideration, but will instead receive from Parent consideration in cash equivalent to the Per Share Stock Consideration.
Section 3.2.    Conversion of Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock par value $0.01 of the Surviving Corporation, with the same rights, powers and privileges of the shares so converted.

Section 3.3.     Withholding Taxes. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code or any applicable provision of state, local or foreign Tax Law. Amounts so withheld and so paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4.     Adjustments.

(a) Prior to the Effective Time, the Company shall prepare and deliver to Parent a certificate (the “Preliminary Closing Statement”) containing a balance sheet of the Company estimated as of the Effective Time, a statement showing the Company’s good faith calculation of (i) the estimated Net Working Capital of the Company as of the Effective Time (the “Estimated Net Working Capital”) and (ii) the Estimated NWC Calculation. The Preliminary Closing Statement shall be prepared (including all of the determinations included therein) in accordance with the Applicable Accounting Principles and the definitions set forth in this Agreement and shall be accompanied by reasonable supporting calculations and documents.
(b)Within ninety (90) days after the Effective Date, Parent shall prepare and deliver to Stockholders’ Representative a certificate, signed by a duly authorized officer of Parent, and containing (i) a balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”), which shall be prepared (including all of the determinations included therein) in accordance with the Applicable Accounting Principles and the definitions set forth in this Agreement, and (ii) a statement showing Parent’s good faith calculation of the Net Working Capital of the Company as of the Effective Time (together with the Closing Balance Sheet, the “Closing Statement”), which shall reflect and identify adjustments (if any) to be made based on the Estimated Net Working Capital and Estimated NWC Calculation included in the Preliminary Closing Statement and shall be accompanied by reasonable supporting calculations and documents. If Stockholders’ Representative has any objections to the Closing Statement, Stockholders’ Representative shall deliver to Parent, within thirty (30) days after Stockholders’ Representative’s receipt of the Closing Statement, a statement setting forth such objections (an “Objections Statement”), which shall specify in reasonable detail the specific disputed items to which each such objection relates and the basis for each such objection. During such thirty (30) day period, Parent must permit Stockholders’ Representative and Stockholders’ Representative’s Representatives prompt and reasonable access to such work papers and other documentation relating to the preparation of the Closing Statement and Closing Balance Sheet and the calculation of any amounts contained therein, as may be reasonably necessary to permit Stockholders’ Representative’s representatives to review in detail the manner in which the Closing Statement and Closing Balance Sheet were prepared and the amounts contained therein were calculated. The Stockholders’ Representative and its accountants and other representatives may make reasonable inquiries of Parent, the Surviving Corporation and their respective accountants regarding questions or disagreements, and Parent shall use its, and shall cause the Surviving Corporation and its Subsidiaries to use their, reasonable best efforts to cause their relevant personnel and such accountants to cooperate with Stockholders’ Representative and its accountants and other representatives to respond to such inquiries. If an Objections Statement is not delivered to Parent within thirty (30) days after receipt of the Closing Statement, the Closing Statement shall be final, binding and non-appealable. Stockholders’ Representative and Parent shall thereafter negotiate in good faith to resolve any objections validly set forth in the Objections Statement, but if they do not reach a final resolution within fifteen (15) days after Stockholders’ Representative’s delivery of the Objections Statement, each of Stockholders’ Representative and Parent will have the right to submit such dispute to the Independent Accountants, and the other party will cooperate with such submission. Any further submissions to the Independent Accountants must be written and delivered to each party to the dispute. The Independent Accountants shall consider only those items and amounts which are identified in the Objections Statement as being items which Stockholders’ Representative and Parent are unable to resolve. No party shall have any ex parte communications with the Independent Accountants with the respect to the matters set forth in the Objections Statement without the prior written consent of the other party. The Independent Accountants’ determination will be based solely on the definition of Net Working Capital as contained in this Agreement, together with any other definitions incorporated into such terms. Parent and Stockholders’ Representative shall also instruct the Independent Accountants to make their determination based solely on presentations by Parent and Stockholders’ Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review), and without submitting any requests for additional information from either Parent or Stockholders’ Representative other than requests for supporting information or clarification with respect to the presentations made by Parent or Stockholders’ Representative. In resolving any such disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party in the Closing Statement or Objections Statement, as applicable, or less than the smallest value for such item claimed by either party in the Closing Statement or Objections Statement, as applicable. Stockholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Independent Accountants to resolve all disagreements as soon as practicable and in any event within forty-five (45) days after the submission of any dispute. The Independent Accountants will act as experts and not as arbitrators. In the absence of Fraud or manifest error, the resolution of the dispute by the Independent Accountants in accordance with this Section 3.4(b) shall be the sole and exclusive method for resolving any such disputes and shall be final, binding and non-appealable, and any party may seek to enforce such decision in a court of competent jurisdiction. The fees and expenses of the Independent Accountants shall be allocated between Parent, on the one hand, and Stockholders’ Representative on behalf of the Indemnifying Stockholders on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.
(c)If the NWC Calculation is less than the Estimated NWC Calculation, Parent shall retain a portion of the Adjustment Holdback Amount equal to such shortfall and remit within three (3) Business Days of such determination any remaining amount of the Adjustment

Holdback Fund to the Exchange Agent for distribution to the Indemnifying Stockholders in accordance with their Pro Rata Portions, and if the shortfall owing to Parent exceeds the Adjustment Holdback Amount, Parent shall be entitled (but not required) to retain from the Indemnity Holdback Fund an amount equal to the amount of such excess.
(d)If the NWC Calculation is greater than or equal to the Estimated NWC Calculation, Parent shall promptly (but in any event within three (3) Business Days after such determination) release to the Exchange Agent for distribution to the Indemnifying Stockholders in accordance with their Pro Rata Portions: (i) the entire Adjustment Holdback Amount, (ii) plus an amount equal to the amount of such surplus, if any.
Section 3.5. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who is properly exercising appraisal rights available under Section 262 of the DGCL (8 Del. C. § 262) (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead shall be entitled to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (8 Del. C. § 262). At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto except the rights set forth in Section 262 of the DGCL (8 Del. C. § 262). If any such holder shall fail to perfect or otherwise shall waive, withdraw or otherwise lose the right to appraisal under Section 262 (8 Del. C. § 262) of the DGCL, such holder’s shares shall be deemed to be an Eligible Share and to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration as provided in Section 3.1(a), without any interest thereon. The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.6. Payment for Shares.
(a)The aggregate consideration paid to the former holders of Eligible Shares in accordance with Section 3.6(b) below shall be equal to: (i) the Closing Stock Payment to be paid in respect of Eligible Shares, (ii) plus the aggregate number of Contingent Value Rights comprising the amounts required to be delivered pursuant to Section 3.1(a) in respect of Eligible Shares, (iii) plus the aggregate amount of Distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.6(b)(3).
(b)Parent shall pay the Closing Consideration on the Closing Date as follows:

(1)$900,000 in immediately available funds (the “Indemnity Holdback Amount” together with all earnings on those funds, the “Indemnity Holdback Fund”) shall be retained by Parent, to be held and disbursed in accordance with the terms of this Agreement;
(2)$600,000 in immediately available funds (the “Adjustment Holdback Amount” together with all earnings on those funds, the “Adjustment Holdback Fund”) shall be retained by Parent, to be held and disbursed in accordance with the terms of this Agreement; and
(3)$50,000 in immediately available funds (the “Initial Reserve Amount”) for deposit into a bank account controlled by the Stockholders’ Representative (the “Reserve Account” and the amount on deposit in the Reserve Account, the “Stockholders’ Reserve”), to be held and disbursed by the Stockholders’ Representative in accordance with the terms of this Agreement.
(4)At or prior to the Effective Time, Parent (or, as required, Ultimate Parent) shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Eligible Shares, an aggregate number of BHVN Common Shares, to be issued in non-certificated book-entry form and free and clear of all Liens, in the amount necessary to satisfy the Closing Stock Payment in respect of Eligible Shares, and an aggregate number of Contingent Value Rights comprising the amounts required to be delivered pursuant to Section 3.1(a) in respect of Eligible Shares. In addition, Parent (or, as required Ultimate Parent) shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Closing, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.6(b)(5) (the “Distributions”) with both a record and payment date at or after the Effective Date and prior to the delivery of BHVN Common Shares in respect of such Eligible Shares. Such BHVN Common Shares, Contingent Value Rights and Distributions deposited with the Exchange Agent pursuant to this Article III, being the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.
(5)All BHVN Common Shares to be issued to holders of Eligible Shares pursuant to the Merger shall be deemed issued and outstanding as of the Effective Date and whenever a dividend or other distribution is declared by Ultimate Parent in respect of BHVN Common Shares, the record date for which is at or after the Effective Date, that declaration shall include dividends or other distributions in respect of all BHVN Common Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of BHVN Common Shares shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.6(d)) is surrendered for exchange in accordance with this Article III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole BHVN Common Shares issued in exchange for Eligible Shares in accordance with this Article III, without interest, (i) at the time of such surrender, the Distributions with a record date at or after the Effective Date theretofore payable with respect to such whole BHVN Common Shares and not paid and (ii) at the appropriate payment date, the Distributions payable with respect to such whole BHVN Common

Shares with a record date at or after the Effective Date and prior to surrender, but with a payment date subsequent to surrender.
(c)Promptly after the Effective Time, Parent or the Surviving Corporation shall cause the Exchange Agent to mail to each former holder of Eligible Shares: (i) a letter of transmittal in substantially the form attached as Annex D (which shall include, among other things, (1) the appointment of Stockholders’ Representative to act as such holder’s representative, (2) an acknowledgement that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavit of loss and bond as provided in Section 3.6(d)) or transfer of Book-Entry Shares, if any, to the Exchange Agent, and (3) a release in favor of the Company), (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss and bond as provided in Section 3.6(d)) or Book-Entry Shares, together with such letter of transmittal duly and validly completed and executed, and such other customary documents as may reasonably be requested by the Exchange Agent or Parent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration such holder has the right to receive pursuant to Section 3.1(a) subject to any applicable withholding Taxes. If payment of all or any portion of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Share surrendered is registered, as further conditions of payment (i) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (ii) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.6, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive the Per Share Merger Consideration in accordance with the terms hereof, without any interest thereon.
(d)If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall cause the Exchange Agent to deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration in respect of such Certificate.
(e)Any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company six (6) months after the Effective Time shall be delivered to Parent. Any former holders of Eligible Shares who have not complied with this Section 3.6 prior to the end of such six (6)-month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for payment of their claim for the Per Share Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any Company Equityholder for any amounts delivered from the Exchange Fund or otherwise paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by former holders of Eligible Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
Section 3.7. Existing Equity Awards.
(a)Holders of Company Option Awards (whether vested or unvested) shall not receive any amount of the Per Share Merger Consideration or any other consideration.
(b)All Company Options Awards, and any other equity-based compensation maintained by the Company, will terminate as of the Effective Time, and, following the Effective Time, no holder of any such Company Option Awards or other equity-based compensation will have any right to acquire any equity securities of the Company or its Subsidiaries as a result of such holder’s Company Option Awards or other equity-based compensation.
(c)Prior to the Effective Time, the Company will take all action necessary to effect the treatment set forth in this Section 3.7, including giving any required notice. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall adopt resolutions providing for the treatment set forth in this Section 3.7. The equity plans and other documentation governing the Company Option Awards and any other equity-based compensation (if any) permit the treatment set forth in this Section 3.7 without the consent of any holder of such awards or compensation.
Section 3.8. Stockholders’ Reserve. The Stockholders’ Reserve will be used for the purposes of paying directly, or reimbursing the Stockholders’ Representative for, any third-party expenses pursuant to this Agreement and the agreements ancillary hereto. The Indemnifying Stockholders will not receive any interest or earnings on the Stockholders’ Reserve and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the Stockholders’ Reserve other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Stockholders’ Reserve to the Exchange Agent for further distribution to the Indemnifying Stockholders in accordance with their Pro Rata Portions. For tax purposes, the Stockholders’ Reserve will be treated as having been received and voluntarily set aside by the Indemnifying Stockholders at the time of Closing.
Section 3.9. Indemnity Holdback Fund. Within three (3) Business Days following the date that is nine (9) months following the Effective Date, Parent shall pay to the Exchange Agent for the benefit of the Indemnifying Stockholders an amount equal to the amount then remaining in the Indemnity Holdback Fund, less any amount thereof subject to any pending good faith claim by a Parent Indemnified Party for indemnification pursuant to Article VII (thereafter, promptly after the resolution of each such pending claim (and in any event within three (3) Business Days of the date of such resolution), Parent shall (i) to the extent such claim is resolved in favor of a Parent Indemnified Party, pay the lesser of such amount and the amount remaining in the Indemnity Holdback Fund to the Parent Indemnified Party, and (ii) to the extent that the aggregate funds remaining in the Indemnity Holdback Fund exceed the aggregate amount of the pending claims, pay an amount equal to such excess to the Exchange Agent for the benefit of the Indemnifying Stockholders).
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the corresponding Section of the Disclosure Schedule (it being understood that any matter disclosed the Disclosure Schedule will be deemed to be disclosed in every other Section of the Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure in that it is applicable to such Section of the Disclosure Schedule) (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows (with the exception of the representations and warranties contained in Section 4.1, 4.2, 4.3, and 4.4 all references to the “Company” contained in this Article IV shall be deemed to include the Company and its Subsidiary):
Section 4.1. Organization; Corporate Power; Corporate Records.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.
(b)The Company has heretofore made available to Parent a correct and complete copy of the Certificate of Incorporation and Bylaws and each as so delivered is in full force and effect. The Company has made available to Parent on or prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, of its Subsidiary, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Certificate of Incorporation or the Bylaws. No Subsidiary is in violation of its respective organizational documents, each as amended to date. The stock ledgers of the Company are true, complete and accurate.
(c)Kleo Pharmaceuticals Pty Ltd (“Kleo Australia”) is a proprietary limited company duly organized, validly existing and in good standing under the laws of Australia, and has all requisite corporate power and authority necessary to own, lease, and operate its properties and assets and to carry on its business as currently conducted. Kleo Australia is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Kleo Australia or the Company. Kleo Australia is a wholly owned subsidiary of the Company.
Section 4.2. Capitalization.
(a)The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company. At the close of business on the Business Day immediately preceding the date of this Agreement:
(1)29,800,362 shares of Company Common Stock were issued and outstanding;
(2)0 shares of Company Common Stock were held in the Company’s treasury; and
(3)5,845,718 shares of Company Common Stock were reserved for issuance pursuant to outstanding stock options.
All of the shares of Company Common Stock outstanding are duly authorized and validly issued, fully paid and nonassessable.
(b)Section 4.2(b) of the Company Disclosure Schedule sets forth, as of the date hereof, all equity-based compensation granted by the Company that is outstanding other than Company Option Awards. The exercise price for all Company Option Awards exceed the fair market value of the Company Common Stock and therefore will receive no Per Share Merger Consideration. There are no outstanding promises or commitments or agreements by the Company or any of its Subsidiaries to grant any Company Option Award or other equity-based compensation. With respect to stock options granted under the Company Employee Plans, (i) each grant of an option was duly authorized by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each such grant was made in all material respects in accordance with the terms of the applicable Company Employee Plan and all other applicable Laws and regulatory rules or requirements, (iii) the per share exercise price of each option was no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other option granted to holders of options who are subject to U.S. Taxes) of a share of stock on the applicable grant date and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.
(c)All shares of Company Common Stock that are subject to issuance under the Company Employee Plans will be if and when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and nonassessable. All stock options granted under the Company Employee Plans have been granted in accordance with applicable Law and the terms of the Company Employee Plan pursuant to which they were issued, in each case, in all material respects.
(d)Except as set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) hereof and in Section 4.2(b) of the Company Disclosure Schedule, there are on the date hereof no outstanding shares of capital stock of, or other equity or voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Company Common Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any company securities described in clauses (i), (ii) and (iii) hereof.
Section 4.3. Subsidiaries. Except as described in Section 4.3 of the Company Disclosure Schedule, the Company does not currently have, and has never had, any Subsidiaries, nor does the Company own any capital securities of any other Person and does not hold any options, warrants, convertible securities, or any contract of any character that would permit or require the Company to subscribe for or purchase any securities or other ownership interest in any other Person.
Section 4.4. Corporate Authorization.
(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the Company Board and the Special Committee of Disinterested Directors and, except for obtaining the Required Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming this

Agreement constitutes the legal, valid and binding agreement of the Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.
(b)The Special Committee of Disinterested Directors (at a meeting or meetings duly called and held, at which all applicable directors of the Company were present or participated and voted) has, and the Company Board has unanimously (with two directors abstaining), adopted resolutions (i) declaring that this Agreement, the Merger, and the other transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolving to recommend adoption of this Agreement by the stockholders of the Company (the “Board Recommendation”) and (iv) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote or written consent of the Company’s stockholders, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.
Section 4.5. Non-Contravention; Filings and Consents.
(a)Except as set forth on Section 4.5 of the Company Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):
(1)contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company;
(2)assuming compliance with the matters referred to in Section 5.3 and that the Stockholder Approval is obtained, materially contravene, materially conflict with or result in a material violation or breach of any provision of any applicable Law or Order;
(3)require any consent or approval under, materially violate, materially conflict with, result in any material breach of or any material loss of any benefit under, or constitute a material default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration, payment or cancellation of any Contract to which the Company is a party, or by which they or any of their respective properties or assets may be bound or affected with such exceptions, in the case of each of Section 4.5(a)(2) and Section 4.5(a)(3), as would not reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; or
(4)result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company.

(b)The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign Laws, except for authorizations from a Governmental Authority or filings that if failed to be obtained, given or made would not reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.
Section 4.6. Financial Statements; No Undisclosed Liabilities.
(a)The Company has previously delivered to Parent true and complete copies of its: (i) audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2017, 2018, and 2019, including all applicable footnotes; and (ii) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for the nine-month period ended September 30, 2020 (the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition of the Company as at the end of the covered periods and the results of its operations and its cash flows for the covered periods. The Financial Statements were prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not, in the aggregate, be material, except as disclosed on Section 4.6 of the Company Disclosure Schedule) and the lack of footnotes and other presentation items.
(b)Except as set forth on Section 4.6(b) of the Company Disclosure Schedule, there is no liability, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise (any such liability, debt or legally binding commitment or obligation, a “Liability”) against the Company or its Subsidiary, and whether or not required to be disclosed, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or liabilities of, the Company or its Subsidiary, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiary, (c) under any Material Contract set forth on Section 4.6(b) of the Company Disclosure Schedule or not required to be disclosed in the Company Disclosure Schedule (other than any such Liability resulting from a breach or a default thereunder), (d) that are Transaction Expenses paid by the Company as of the Closing, and (e)  that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, taken as a whole.
Section 4.7. Absence of Certain Changes. Since January 1, 2020 through the date of this Agreement, (a) there has not been a Material Adverse Effect on the Company, and (b) the

Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement.
Section 4.8. Employee Benefit Plans.
(a)Section 4.8(a) of the Company Disclosure Schedule lists each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each compensatory arrangement (including each “employee benefit plan” or agreement as defined in Section 3(3) of ERISA and any other employee plan or agreement sponsored or maintained by the Company or by any of its ERISA Affiliates, including any bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs) maintained by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has or could reasonably be expected to have any Liability. Except as required by applicable Law or the terms of a Company Employee Plan, the Company does not have any commitment to establish any new Company Employee Plan or to amend in any respect an existing Company Employee Plan. With respect to each Company Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of:
(1)for the three (3) most recent years, the annual report on Form 5500 required to have been filed with the DOL for each Company Employee Plan, including all schedules thereto;
(2)the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code (I.R.C. § 401(a));
(3)the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any Company Employee Plan that is not in writing;
(4)any notices and filings during the past three (3) years to or from the IRS or any office or representative of the DOL, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority relating to any material compliance issues in respect of any such Company Employee Plan; and
(5)all other Material Contracts directly related to each Company Employee Plan, including administrative service agreements.
(b)Each Company Employee Plan has been administered and operated in compliance, in all material respects, with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code (I.R.C. § 401) is the subject of an unrevoked favorable determination letter (or the prototype plan upon which such Company Employee Plan is based is the subject of an unrevoked opinion letter) from the IRS as to the qualified status of such Company Employee Plan, and, to the Knowledge of the Company, nothing has occurred since the date thereof that could reasonably be expected to adversely affect the qualified status of any such Company Employee Plan. Each Company Employee Plan required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor has revocation been threatened in writing), and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor that would reasonably be expected to materially affect any such approval or materially increase the costs relating thereto. All contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for in all material respects.
(c)There are no Actions, Proceedings or claims pending or, to the Knowledge of the Company, threatened in writing on behalf of or against any Company Employee Plan, or the assets of any trust under any Company Employee Plan other than routine individual claims for benefits. Neither the Company nor any of its Subsidiaries has received notice of, and there are no pending investigations by any Governmental Authority with respect to, any Company Employee Plans.
(d)With respect to each Employee Plan that is an employee welfare benefit plan, whether or not subject to ERISA, to the Knowledge of the Company and subject to the limitations of applicable Law, there are no understandings, Contracts or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company (other than for reasonable administrative expenses and routine claims for benefits) at or at any time after the Closing. Neither the Company, nor to the Knowledge of the Company, any of their employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code (I.R.C. § 4975) or Section 406 of ERISA (93 P.L. 406), which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA (29 U.S.C. § 1132(i)) or a Tax imposed by Section 4975 of the Code (I.R.C. § 4975).
(e)No Company Employee Plan provides benefits after termination of employment except where the cost thereof is borne by the former employee (or his or her eligible dependents or beneficiaries) in all material respects or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. The Company has complied in all material respects with the applicable requirements of Section 4980B of the Code and any similar state statute or foreign Law with respect to each Company Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute or foreign Law).
(f)Each Company Employee Plan that is subject to Section 409A of the Code (I.R.C. § 409A) has been operated and administered in all material respects in compliance with Section 409A of the Code (I.R.C. § 409A). There is no Contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise Taxes which may be required pursuant to Section 4999 of the Code (I.R.C. § 4999) or any Taxes required by Section 409A of the Code (I.R.C. § 409A).
(g)Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or is obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any defined benefit plan (as defined in Section 3(35) of ERISA) or any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to any Company Employee Plan, no event has occurred and, to the Knowledge of the Company, no condition exists, that has subjected, or would reasonably be expected to subject, the Company or any of its ERISA Affiliates to any material excise Tax, fine, Lien or penalty imposed by ERISA, the Code or any other applicable Law as a result of a material violation thereof, either directly or by reason of the Company’s affiliation with any of its ERISA Affiliates.
(h)Except as provided in Section 6.2(c) of this Agreement, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:
(1)result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company, or cause or create any right to the forgiveness of Indebtedness owed by any employee to the Company;
(2)increase the amount of, or accelerate the time of payment or funding of, any benefit or compensation payable under any Company Employee Plan, or result in the payment to any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any amount that is characterized as a “Parachute Payment” (within the meaning of Section 280G of the Code); or
(3)result in any violation or breach of or default under or limit the ability of the Company or any of its Subsidiaries to materially amend, modify or terminate any Company Employee Plan.
Section 4.9. Labor and Employment Matters.
(a)Section 4.9(a)(ii) of the Disclosure Schedule contains a complete and accurate list of the following information, as applicable, for each current employee, including each employee on leave of absence or other non-active status (collectively, “Business Employees”) of the Company: name, employing entity, workplace location, job title, date of hire, service reference date (if different from date of hire), exempt or non-exempt classification under the Fair Labor Standards Act, active or non-active status (and the reason for such non-active status and expected return date), work visa status, current base salary or wage rate, current incentive compensation target, current commission rate, and accrued deferred compensation.
(b)To the Knowledge of the Company, no employee or independent contractor performing services for the Company is bound by any Contract that purports to limit in any material respect the ability of such Person to engage in any activity, services, duties, or practice on behalf of the Company. To the Knowledge of the Company, no Business Employee has notified the Company of an intention to resign, retire or otherwise terminate his or her employment prior to the Closing or in connection with the transactions contemplated hereby.
(c)No current or former employees of the Company are or have been represented by a union or similar employee organization with respect to their employment with the Company. The Company is not, and has never been, a party to, bound by or subject to, and is not currently negotiating in connection with entering into, any collective bargaining Contract or understanding with a labor union or organization. To the Knowledge of the Company, there is not now and there never has been any activity, Action or Proceeding by a labor union or representative thereof to organize any employees of the Company. During the last three (3) years, there have not been any strikes, slowdowns, work stoppages or written threats thereof by or with respect to such employees, and the Company has not committed any unfair labor practice. There is no charge or complaint pending or threatened before the National Labor Relations Board in respect of any employees of the Company, nor is the Company subject to any existing Order, judgment, or decision regarding an unfair labor practice claim.
(d)During the past three (3) years, the Company has complied in all material respects with all applicable Laws concerning labor and employment and the terms of each applicable employment or services agreement in respect of all of their respective current and former employees and independent contractors, including without limitation such Laws relating to wages, hours, discrimination or harassment in employment, civil rights, whistleblower protections, retaliation, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees or non-exempt employees under applicable wage Laws), workplace safety and health, disability rights and benefits, equal employment opportunity, plant closures and layoffs, affirmative action, employee leaves of absence, labor relations, immigration (including work visas and employment authorization under the Immigration Reform and Control Act), employee data privacy and security, Tax withholding and reporting, workers’ compensation, unemployment insurance and employment termination. Except as described in Section 4.9(d) of the Company Disclosure Schedule, within the past three (3) years, the Company has not (i) received notice of any actual or alleged violation of any such Law or breach of any such agreement, and, to the Knowledge of the Company, there are no grounds therefor, or (ii) been subject to or received notice of an audit or investigation by any Governmental Authority relating to any employment-related matter. All current and former employees of the Company classified as exempt under applicable Laws satisfy (or satisfied) the requirements of such applicable Laws to be classified as exempt, and the Company does not have any Liabilities with respect to the misclassification of any employee currently or formerly classified as exempt under applicable Laws.
(e)Since January 1, 2020, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company and the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act, nor has the Company announced any such action or program for the future. The Company is, and for the last three (3) years has been, in compliance with the WARN Act and any similar applicable state, local, or foreign Law or regulation, and the Company has no Liabilities pursuant thereto.
(f)The Company is not delinquent in any material respects in payments to any Business Employee for wages, salaries, commissions, bonuses, severance, termination pay, fees or other compensation for any services performed, or amounts required to be reimbursed to such Person (including business expenses and travel reimbursement).
(g)The Company has no Liability with respect to any misclassification of any individual as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Company Employee Plan. Each current and former Contingent Worker satisfies (or satisfied) the requirements of applicable Law to be classified as an independent contractor, including wage Laws and Laws applicable to employee benefits, and no current Contingent Worker is entitled to be classified as an employee of the Company. During the past three (3) years, no current or former Contingent Worker has made any claim, whether verbally or in writing, to the Company that he or she is (or was), or should be (or should have been) classified as, an employee of the Company.
(h)There are no controversies or Actions pending or, to the Knowledge of the Company, threatened between the Company, on the one hand, and any of its current or former employees or current or former Contingent Workers, on the other hand. At no time during the previous three (3) years have there been any Actions, Proceedings, lawsuits, arbitrations, administrative hearings, workers’ compensation or workplace safety and insurance claims, occupational health and safety charges, claims or investigations of wrongful (including constructive) discharge, employment discrimination, retaliation or sexual harassment, or other employment dispute of any nature pending or threatened against the Company by or on behalf of current or former employees or current or former Contingent Workers.
(i)Each Business Employee of the Company is legally permitted to be employed by the Company in the jurisdiction in which such Business Employee is employed in such Person’s current job capacities for the maximum period allowed under applicable Law. The Company and all Business Employees have timely, accurately and properly completed Form I-9s indicating that the Business Employees are lawfully permitted to work in the United States.
Section 4.10. Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no complaint, claim, Action, suit, litigation, Proceeding or governmental or administrative investigation pending or, to the Company’s Knowledge, threatened against or affecting the Company, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. The Company is not subject to any outstanding Order (i) that prohibits the Company from conducting its business as now conducted or (ii) that would, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

Section 4.11. Tax Matters.
(a)The Company has timely filed all Tax Returns required to have been filed by or with respect to the Company, and all such Tax Returns are true, correct and complete. The Company has made available to Parent all correct and complete copies of all income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by the Company for all periods beginning with the fiscal year ended December 31, 2017, and all other material Tax Returns for which the applicable statute of limitations has not yet expired. The Company has timely paid all Taxes attributable to the Company that were due and payable by them as shown on such Tax Returns, except with respect to matters contested in good faith and which have been adequately reserved against in accordance with GAAP.
(b)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the assessment of, any Taxes of the Company, and no request for any such waiver or extension is pending or requested. The Company has not filed any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.
(c)There are no audits, examinations, disputes or other Proceedings with respect to Taxes of the Company, and no such audit, examination, dispute or other Proceeding is pending or threatened by a Governmental Authority. The Company has not received any claim from any Governmental Authority in a jurisdiction where it does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No deficiency or claim for Taxes against the Company has been claimed, proposed or assessed by any Governmental Authority with respect to the Company, nor, to the Knowledge of the Company, has such a claim or deficiency been threatened against the Company for any alleged deficiency in Taxes of the Company. All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reserved for and reflected on the Company Financial Statements.
(d)There are no Liens with respect to Taxes on the assets or business of the Company other than Permitted Liens.
(e)The Company (1) does not now, nor has it ever been, a party to any agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or net operating losses, Tax credits or other Tax benefits, and (2) has no Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. The Company has never been a member of a group filing consolidated Tax Returns for United States federal income Tax purposes.
(f)The Company has duly and timely withheld any amounts owed with respect to employees, independent contractors, creditors, stockholders, foreign corporations, nonresident aliens, foreign corporations, third parties, and United States real property interests, and has duly and timely paid proper and accurate amounts to the appropriate Governmental Authority for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(g)The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
(h)The Company is not aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (I.R.C. § 368(a)).
(i)The Company has not entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and is not subject to any binding private letter ruling of the IRS or comparable ruling of any Governmental Authority.
(j)The Company has not participated, within the meaning of Treasury Laws Section 1.6011-4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Laws).
(k)The Company has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986.
(l)The Company is not required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, provincial, local or foreign Tax Law) for a taxable period ending on or before the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or foreign Tax law) executed on or prior to the Closing Date, or (iv) installment sale or open transaction made on or prior to the Closing Date.
(m)The net operating loss carryforwards of the Company are not subject to any limitation under Section 382 or 384 of the Code or otherwise, other than any limitations incurred in connection with the transactions contemplated by this Agreement.
Section 4.12. Compliance with Laws; Permits.
(a)The Company is not and has not been, since January 1, 2020, in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any (i) statutes, laws, ordinances, rules, regulations or requirements of a Governmental Authority (each, a “Law”) or (ii) orders, judgments, writs, decrees or injunctions issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to the Company or by which any property or asset of the Company is bound or affected, except for such conflict or default that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiary, taken as a whole.
(b)The Company has not received any written notice since January 1, 2020:
(1)of any default or violation as described in clause Section 4.12(a) above;
(2)of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company; or
(3)from any Governmental Authority alleging that the Company is not in compliance with any applicable Law or Order.
(c)The Company has all material permits, licenses, authorizations, consents, approvals and franchises from any Governmental Authority required to conduct their businesses as currently conducted (“Permits”), and, except for such conflict or default that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiary, taken as a whole, such Permits are valid and in full force and effect. The Company is in compliance with the terms of such Permits and, as of the date of this Agreement, the Company has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.
(d)The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to the Parent are accurate and complete in all material respects. To the Knowledge of the Company, there are no studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any written notices or correspondence from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.
(e)The Company possesses all material permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company has not received any written notice of Proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, Order or approval. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities. Neither the Company nor any of its officers, employees, or, to the Knowledge of the Company, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither the Company nor any of its officers or employees, or to the Knowledge of the Company, any of its contractors and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither the Company nor any of its officers, employees, or to the Knowledge of the Company, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Authority. The Company is and has been in compliance in all material respects with all applicable laws administered or issued by the FDA or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting.
Section 4.13. Environmental Matters.
(a)Except as set forth in Section 4.13(a) of the Company Disclosure Schedule or as would not reasonably be expected to be materially adverse to the Company and its Subsidiary, taken as a whole:
(1)the Company is and has always been in compliance with all applicable Environmental Laws;
(2)there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company;
(3)the Company has not received since January 1, 2020 any written notice of or entered into or assumed, by contract or operation of Law or otherwise, any obligation, liability, Order or settlement relating to or arising under Environmental Laws; and

(4)to the Knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company incurring Environmental Liabilities, and there have been no Releases of Hazardous Materials on properties since they were owned, operated or leased by the Company (or previously).
(b)Except as set forth in Section 4.13(b) of the Company Disclosure Schedule or as would not reasonably be expected to be materially adverse to the Company and its Subsidiary, taken as a whole:
(1)the Company has obtained and currently maintains all material Permits necessary under Environmental Laws for their operations (“Environmental Permits”);
(2)there is no investigation, nor any Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits;
(3)the Company has not received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company; and
(4)neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any material Environmental Permit.
Section 4.14. Intellectual Property.
(a)The Company owns (free and clear of any Liens (other than Permitted Liens)), or is licensed or otherwise has the right to use, all Intellectual Property necessary for and material to the conduct of its business as currently conducted. Section 4.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all issued patents, registered trademarks, registered trade names, registered service marks, registered copyrights and in each case applications therefor, and domain names and applications therefor, if any, owned by the Company, or licensed to the Company by Yale University, as of the date of this Agreement. All issued patents, patent applications, registered trademarks, trade names and service marks and, in each case, applications therefor, registered copyrights and applications therefor and domain names and applications therefor owned by the Company have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees that are due prior to the Closing Date have been paid to continue all such rights in effect. The Company has made available to Parent complete and correct copies of, and Section 4.14(a) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of, all material license agreements relating to Intellectual Property to or by which the Company is a party or bound (other than license agreements for commercially available software).

(b)To the Company’s Knowledge, neither the Company nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person, in any respect that would be material to the Company. There is no suit, claim, Action, investigation or Proceeding pending or, to the Company’s Knowledge, threatened, against the Company with respect to, and the Company has not been notified in writing of, any possible infringement or other violation by the Company or any of its products or services of the Intellectual Property rights of any Person and to the Company’s Knowledge there is no valid basis for any such claim. To the Company’s Knowledge, there is no investigation pending or threatened in writing with respect to any alleged infringement or other violation by the Company or any of its products or services of the Intellectual Property rights of any Person.
(c)To the Company’s Knowledge, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of the Company, in any respect that would reasonably be expected to be material to the Company.
(d)Except as set forth on Sections 4.6(b), 4.10 and 4.16 of the Company Disclosure Schedule, the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not materially conflict with, or result in any material violation of or material default (with or without notice or lapse of time or both) under, or give rise to any Lien (other than a Permitted Lien) relating to, or give rise to any material payment obligation in connection with, any material Intellectual Property owned or used by the Company or with respect to which the Company has any agreement with any third party, or any right of termination, cancellation or acceleration of any material right or obligation with respect to such Intellectual Property set forth in any agreement to or by which the Company is a party or bound.
(e)The Company has taken reasonable measures to maintain the confidentiality of its Intellectual Property and every Person employed by the Company, including agents, consultants and independent contractors, who has or had or may in the future have access to confidential or proprietary information has entered into an agreement containing confidentiality and nondisclosure obligations with the Company. The Company has provided Parent with copies of all forms of confidentiality and nondisclosure agreement used by the Company.
(f)Each of the former or current members of management or key personnel of the Company, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned or intended to be owned by the Company, have assigned or otherwise transferred to the Company all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property owned or intended to be owned by the Company. None of the former or current members of management or key personnel of the Company, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned or intended to be owned by the Company have a valid claim against the Company in connection with the involvement of such Persons in the conception and development of any Intellectual Property owned or intended to be owned by the Company, and no such claim has been asserted or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, none of the current employees of the Company has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in furtherance of their business as currently conducted, which patents or applications have not been assigned to the Company.
Section 4.15. Real Property.
(a)The Company does not own, and has never owned, any real property. The Company has valid leasehold interests in all of the real property and tangible assets used in the conduct of its business, free and clear of all Liens, except for Permitted Liens.
(b)Section 4.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Leased Real Property and the Company has made available to Parent true, correct and complete copies of each of the Contracts under which the Company leases such Company Leased Real Property. With respect to each Company Leased Real Property, the Company has not subleased, licensed or otherwise granted anyone a right to use or occupy such Company Leased Real Property or any portion thereof. To the Company’s Knowledge, the Company enjoys peaceful and undisturbed possession of each Company Leased Real Property. The Company Leased Real Property is in good condition and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purposes for which it is used in the business of the Company.
(c)The Company is not a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and the Company has not taken any action or otherwise acquired any interest in any asset or property to the extent the effect of which would cause the Company to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.
Section 4.16. Company Material Contracts.
(a)Section 4.16 of the Company Disclosure Schedule lists as of the date hereof, and the Company has made available to Parent true, correct and complete copies of each of the following Contracts (each, a “Company Material Contract”) to which the Company is a party or which bind its properties or assets (excluding leases, subleases or other agreements for Company Leased Real Property, all of which Contracts are disclosed in Section 4.15(b) of the Company Disclosure Schedule), and excluding Company Employee Plans), including full and accurate summaries of the material terms and conditions of any and all oral Contracts of the Company constituting Material Contracts:
(1)any Contract or group of related Contracts for the purchase or lease of services, products, materials, supplies, goods, equipment, or other assets providing for either (A) annual payments by the Company in excess of $50,000, including any and all purchase orders; or (B) which give rise to anticipated receipts by the counterparty to the Contract of more than $50,000 in any calendar year, in each case that cannot be terminated on more than ninety (90) days’ notice without payment by the Company of a penalty in excess of $15,000;
(2)any Contract involving the obligation of the Company to sell products or services pursuant to which the aggregate payments to become due to the Company exceeds $50,000 annually;
(3)any Contract relating to the acquisition or disposition of any material business (whether by merger, stock sale, asset sale, or otherwise) pursuant to which the Company has material continuing obligations following the date of this Agreement;
(4)any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;
(5)any Contract appointing any agent to act on behalf of the Company or any power of attorney;
(6)any material option, license, franchise or similar Contract;
(7)any employment, severance, retention, change in control or similar Contract with any current or former director, officer or employee of the Company in respect of which the Company has or would reasonably be expected to have material ongoing payment obligations after the Closing Date;
(8)any Contract with a Governmental Authority;
(9)any Contract between the Company, on the one hand, and any of its Affiliates, on the other hand;
(10)any Contract containing provisions that materially limit the ability of the Company to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any material benefit or right is required to be given or lost, or any material penalty or detriment is incurred, as a result of so competing or engaging;
(11)any Contract that provides for or governs the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership; and
(12)any Contract that relates to Indebtedness for borrowed money having an outstanding principal amount in excess of $50,000 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract are greater than $50,000.

(b)Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms. The Company and, to the Knowledge of the Company, each other party thereto have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Company Material Contract. As of the date of this Agreement, there is no material default under any Company Material Contract by the Company or, to the Knowledge of the Company, by any other party, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or by any other party thereto.
Section 4.17. Anticorruption. The Company and its employees and directors, or, to the Knowledge of the Company, agents or other Persons acting on its behalf, have not, directly or indirectly, taken any action that would cause the Company to be in violation in any material respect of the FCPA, or any other anticorruption or anti-bribery Laws (collectively with the FCPA, the “Anticorruption Laws”) applicable to the Company. The Company and its employees and directors, or, to the Knowledge of the Company, agents or other persons acting on its behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. The Company has established and implemented reasonable internal controls and procedures intended to ensure compliance in all material respects with the Anticorruption Laws.
Section 4.18. Insurance. The Company maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in form and amount as customary for the Company’s types of business and as may be additionally required under the terms of any Contract or agreement, except where the failure to maintain such insurance would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiary, taken as a whole. Section 4.18 of the Company Disclosure Schedule sets forth (i) a complete and correct list of all material insurance policies and fidelity bonds maintained by the Company as of the date of this Agreement including coverage amounts, and (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by the Company. Each material insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and the Company is in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. To the Knowledge of the Company, there is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 4.19. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company.
Section 4.20. Stockholder Approval Requirement. The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the DGCL (8 Del. C. § 251)) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding shares of the Company Common Stock (the “Stockholder Approval”). No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company, or the Stockholders’ Agreement, dated as of August 29, 2016 (as amended).
Section 4.21. State Takeover Statutes. The Company has taken all corporate actions necessary to exempt the Merger, this Agreement and the other transactions contemplated by this Agreement from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL (8 Del. C. § 203). No other antitakeover or other similar statute or regulation applies to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, the Company does not have in effect any “poison pill” or shareholder rights plan.

Section 4.22. Customers and Suppliers. Section 4.22 of the Company Disclosure Schedule sets forth a correct and complete list of the top 10 customers (in the aggregate, measured by consolidated revenue of the Company and its Subsidiary generated from that customer during the fiscal year ended December 31, 2019) (“Company Top 10 Customers”) and top 10 suppliers of the Company (other than attorneys and accountants) to which the Company and its Subsidiary paid the highest amount of expenses during the fiscal year ended December 31, 2019 (“Company Top 10 Suppliers”), and indicates with respect to each the name, address and dollar volume of business with the Company or Subsidiary. The Company is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule. Since the Financial Statements Date, no customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule has terminated or failed to renew its relationship with, or materially reduced its purchases from or sales to, the Company.
Section 4.23. Transactions with Affiliates. Except as disclosed on Section 4.23 of the Company Disclosure Schedule: (a) none of the Company Top 10 Customers or Company Top 10 Suppliers are Affiliates of the Company; (b) none of the material properties or assets of the Company are owned by or leased to any Affiliates of the Company; (c) no Affiliate of the Company is a party to any Material Contract.
Section 4.24. Privacy and Data Security.
.

(a)The Company is, and at all times has been, in compliance in all material respects with all:
(1)Privacy Laws,
(2)Privacy Agreements, and
(3)federal, state, local and foreign Laws, rules and regulations pertaining to sales and marketing practices, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.
(b)
(1)The Company has made available a true, correct, and complete copy of its Privacy and Data Security Policy currently in effect.
(2)At all times, the Company has been and is in compliance, in all material respects, with all of its Privacy and Data Security Policies.
(3)Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate in any material respect any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws. The Company has delivered to Parent accurate and complete copies of all of the Privacy Agreements.
(c)The Company has not, and currently does not, market its products and services to any persons under the age of 13, and the Company does not knowingly collect Personal Data from any persons under the age of 13.
(d)To the Company’s Knowledge, there is no pending, nor has there ever been any, complaint, audit, Proceeding, investigation, or claim against the Company initiated by any person or entity, any governmental entity, foreign or domestic or any regulatory or self-regulatory entity alleging that any Data Activity of the Company:
(1)violates any applicable Privacy Laws,
(2)violates any Privacy Agreements,
(3)violates any Privacy and Data Security Policies, or
(4)constitutes an unfair, deceptive, or misleading trade practice.
(e)The Company has taken all commercially reasonable steps designed to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Company’s Knowledge, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company and any of its contractors with regard to any

Personal Data obtained from or on behalf of the Company, nor to the Company’s Knowledge has there been any unauthorized intrusions or breaches of security into any systems of the Company.
(f)The Company has adopted in the ordinary conduct of its business, policies, procedures and risk management processes designed to ensure the physical security of its facilities and computing environments.
(g)The Company has backed up its sensitive information using secure data backup storage systems and has limited access to the backed-up information to only such authorized Persons or employees who are identified in its respective policies as having the authority to access such backed-up information.
(h)Section 4.24(h) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all audits or checks that the Company, or any third party on behalf of any of it, has performed in the prior three (3) years, any individuals or parties who conducted the audits, and results of any such audits. The Company, in the ordinary conduct of its business, has performed regular audits of its information security controls, system and procedures to assess its compliance with its Privacy and Data Security Policies, and has provided Parent with complete and accurate records of the audit results.
Section 4.25. Sufficiency of Assets. The Company has good and valid title to, or the right to use, all of its material assets satisfactory for the conduct of the business and operations of the Company as currently conducted. The structures and material equipment included in such assets are in satisfactory repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use in all material respects. To the Knowledge of the Company, there are no facts or conditions affecting any assets material to the business of the Company that interfere with the use, occupancy or operation of such assets in any material respect.
Section 4.26. CARES Act. Except as set forth on Section 4.26 of the Company Disclosure Schedule, the Company has not (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or (e) had employees teleworking from a state other than their regular work location on a regular and consistent basis as part of any COVID-19 Measure.
Section 4.27. Investment Intent. Each holder of record of shares of Company Common Stock has an address of record in the state or province identified on Section 4.27 of the Company Disclosure Schedule.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now conducted.
Section 5.2. Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the Merger and other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the DGCL have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in respect of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable in accordance with its terms against each of Parent and Merger Sub, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.
Section 5.3. Consents and Approvals. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Ultimate Parent, Parent and Merger Sub of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (ii) compliance with any applicable requirements of any applicable foreign competition Laws, compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws; and (iii) any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of each of Ultimate Parent, Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including the issuance of the BHVN Common Shares.
Section 5.4. Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Ultimate Parent, Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any applicable Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Ultimate Parent, Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
Section 5.5. BHVN Common Shares. The BHVN Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or Liens.
Section 5.6. SEC Reports. Ultimate Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Ultimate Parent since January 1, 2018 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Ultimate Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Ultimate Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Ultimate Parent SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.7. Financial Statements; No Undisclosed Liabilities.
(a)Ultimate Parent has previously delivered to or made available to the Company true and complete copies of the Ultimate Parent SEC Documents. The Ultimate Parent SEC Documents present fairly in all material respects the financial condition of Ultimate Parent as at the end of the covered periods and the results of its operations and its cash flows for the covered periods. The Ultimate Parent has prepared its financial statements in accordance with GAAP, applied on a consistent basis throughout the covered periods, subject to year-end audit adjustments.
Section 5.8. Absence of Certain Changes. Since January 1, 2020 through the date of this Agreement, (a) there has not been a Material Adverse Effect on Ultimate Parent, and (b) Ultimate Parent has conducted its business only in the ordinary course of business consistent with past practice, except as disclosed in the Ultimate Parent SEC Documents and for actions taken in respect of this Agreement.

Section 5.9. Parent Employee Benefit Plans. Each Ultimate Parent Employee Plan has been administered and operated in compliance, in all material respects, with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.
Section 5.10. Labor and Employment Matters.
(a)Ultimate Parent is in compliance in all material respects with all applicable Laws concerning labor and employment, including without limitation such Laws relating to wages, hours, discrimination in employment, whistleblower protections, retaliation, worker classification, workplace safety and health, immigration, employee data privacy and security, Tax withholding and reporting, workers’ compensation, unemployment insurance and employment termination.
(b)No current or former employees of the Ultimate Parent are or have been represented by a union or similar employee organization with respect to their employment with the Ultimate Parent. The Ultimate Parent is not, and has never been, a party to, bound by or subject to, and is not currently negotiating in connection with entering into, any collective bargaining Contract or understanding with a labor union or organization. To the Knowledge of the Ultimate Parent, there is not now and there never has been any activity, Action or Proceeding by a labor union or representative thereof to organize any employees of the Ultimate Parent. During the last three (3) years, there have not been any strikes, slowdowns, work stoppages or written threats thereof by or with respect to such employees, and the Ultimate Parent has not committed any unfair labor practice. There is no charge or complaint pending or threatened before the National Labor Relations Board in respect of any employees of the Ultimate Parent, nor is the Ultimate Parent subject to any existing Order, judgment, or decision regarding an unfair labor practice claim.
Section 5.11. Litigation. Except as set forth in the Ultimate Parent SEC Documents, as of the date of this Agreement, there is no complaint, claim, action, suit, litigation, Proceeding or governmental or administrative investigation pending or, to the Knowledge of Parent, threatened against Ultimate Parent, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Ultimate Parent. As of the date of this Agreement, Ultimate Parent is not subject to any outstanding Order (i) that prohibits Ultimate Parent from conducting its business as now conducted or (ii) that would, individually or in the aggregate, be expected to have a Material Adverse Effect on Ultimate Parent.
Section 5.12. Tax Matters.
(a)Ultimate Parent has timely filed all Tax Returns required to have been filed by or with respect to Ultimate Parent, and all such Tax Returns are true, correct and complete. Ultimate Parent has made available to the Company all correct and complete copies of all income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by Ultimate Parent for all periods beginning with the fiscal year ended December 31, 2017, and all other material Tax Returns for which the applicable statute of limitations has not yet expired. Ultimate Parent has timely paid all Taxes attributable to Ultimate

Parent that were due and payable by them as shown on such Tax Returns, except with respect to matters contested in good faith and which have been adequately reserved against in accordance with GAAP.
(b)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the assessment of, any Taxes of Ultimate Parent, and no request for any such waiver or extension is pending or requested. Ultimate Parent has not filed any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.
(c)There are no audits, examinations, disputes or other Proceedings with respect to Taxes of Ultimate Parent, and no such audit, examination, dispute or other Proceeding is pending or threatened by a Governmental Authority. Ultimate Parent has not received any claim from any Governmental Authority in a jurisdiction where it does not file Tax Returns that Ultimate Parent is or may be subject to taxation by that jurisdiction. No deficiency or claim for Taxes against Ultimate Parent has been claimed, proposed or assessed by any Governmental Authority with respect to Ultimate Parent, nor, to the Knowledge of Ultimate Parent, has such a claim or deficiency been threatened against Ultimate Parent for any alleged deficiency in Taxes of Ultimate Parent. All deficiencies for Taxes asserted or assessed against Ultimate Parent have been fully and timely paid, settled or properly reserved for and reflected on the Ultimate Parent Financial Statements.
(d)There are no liens with respect to Taxes on the assets or business of Ultimate Parent other than Permitted Liens.
(e)Ultimate Parent (1) does not now, nor has it ever been, a party to any agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or net operating losses, Tax credits or other Tax benefits, and (2) has no Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Ultimate Parent has never been a member of a group filing consolidated Tax Returns for United States federal income Tax purposes.
(f)Ultimate Parent has duly and timely withheld any amounts owed with respect to employees, independent contractors, creditors, stockholders, foreign corporations, nonresident aliens, foreign corporations, third parties, and United States real property interests, and has duly and timely paid proper and accurate amounts to the appropriate Governmental Authority for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).
(g)Ultimate Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
(h)Ultimate Parent is not aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (I.R.C. § 368(a)).
(i)Ultimate Parent has not entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign laws, and is not subject to any binding private letter ruling of the IRS or comparable ruling of any Governmental Authority.
(j)There is no contract, plan or arrangement covering any person that would give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.
(k)Ultimate Parent has not participated, within the meaning of Treasury Laws Section 1.6011-4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code. Ultimate Parent has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Laws).
(l)Ultimate Parent has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)Ultimate Parent is not required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, provincial, local or foreign Tax Law) for a taxable period ending on or before the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or foreign Tax law) executed on or prior to the Closing Date, or (iv) installment sale or open transaction made on or prior to the Closing Date.
Section 5.1. Compliance with Laws; Permits.
(a)Ultimate Parent is not and has not been, since January 1, 2020, in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any Law or Order applicable to Ultimate Parent or by which any property or asset of Ultimate Parent is bound or affected, except for such conflict or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Ultimate Parent, taken as a whole.
(b)Ultimate Parent has not received any written notice since January 1, 2020:

(1)of any default or violation as described in clause Section 5.13(a) above;
(2)of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to Ultimate Parent; or
(3)from any Governmental Authority alleging that Ultimate Parent is not in compliance with any applicable Law or Order.
(c)Ultimate Parent has all material Permits from any Governmental Authority required to conduct its businesses as currently conducted and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Ultimate Parent, taken as a whole, such Permits are valid and in full force and effect. Ultimate Parent is in compliance with the terms of such Permits and, as of the date of this Agreement, Ultimate Parent has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.
(d)The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of Ultimate Parent are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Ultimate Parent and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. To the Knowledge of Ultimate Parent, there are no studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of Ultimate Parent, and Ultimate Parent has not received any written notices or correspondence from the FDA or any other Governmental Authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any ongoing studies, tests, preclinical development or clinical trials conducted by or on behalf of Ultimate Parent.
(e)Ultimate Parent or its independent contractors possess all material permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, or biohazardous materials. Ultimate Parent has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither Ultimate Parent nor, to the Knowledge of Ultimate Parent, any officer, employee or agent of Ultimate Parent has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities. Neither Ultimate Parent nor any of its officers, employees, or, to the Knowledge of Ultimate Parent, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its FDA Application

Integrity Policy and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither Ultimate Parent nor any of its officers or employees, or to the Knowledge of Ultimate Parent, any of its contractors and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither Ultimate Parent nor any of its officers, employees, or to the Knowledge of Ultimate Parent, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Authority. Ultimate Parent is and has been in compliance in all material respects with all applicable laws administered or issued by the FDA or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of Ultimate Parent, or complaint handling or adverse event reporting.
Section 5.14. Environmental Matters.
(a)Except as set forth in the Ultimate Parent SEC Documents or as would not reasonably be expected to have a Material Adverse Effect on Ultimate Parent:
(1)Ultimate Parent is and has always been in compliance with all applicable Environmental Laws;
(2)there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of Ultimate Parent, threatened against Ultimate Parent;
(3)Ultimate Parent has not received since January 1, 2020 any written notice of or entered into or assumed, by contract or operation of Law or otherwise, any obligation, Liability, Order or settlement relating to or arising under Environmental Laws; and
(4)to the Knowledge of Ultimate Parent, there have been no Releases of Hazardous Materials on properties since they were owned, operated or leased by Ultimate Parent (or previously).
(b)Except as set forth in the Ultimate Parent SEC Documents or as would not reasonably be expected to have a Material Adverse Effect on Ultimate Parent:
(1)Ultimate Parent has obtained and currently maintains all Environmental Permits required to operate its business as currently conducted;
(2)there is no investigation, nor any Action pending or, to the Knowledge of Ultimate Parent, threatened against or affecting Ultimate Parent or any real property owned, operated or leased by Ultimate Parent to revoke such Environmental Permits;

(3)Ultimate Parent has not received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by Ultimate Parent; and
(4)neither the execution and delivery of this Agreement by Ultimate Parent, nor the consummation by Ultimate Parent of the transactions contemplated hereby, nor compliance by Ultimate Parent with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any material Environmental Permit.
Section 5.15. Intellectual Property.
(a)Ultimate Parent owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for and material to the conduct of its business as currently conducted. All issued patents, patent applications, registered trademarks, trade names and service marks and, in each case, applications therefor, registered copyrights and applications therefor and domain names and applications therefor owned by Ultimate Parent have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees that are due prior to the date hereof have been paid to continue all such rights in effect.
(b)To the Knowledge of Parent, neither Ultimate Parent nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person, in any respect that would be material to Ultimate Parent. There is no suit, claim, Action, investigation or proceeding pending or, to the Knowledge of Parent, threatened, against Ultimate Parent with respect to, and Ultimate Parent has not been notified in writing of, any possible infringement or other violation by Ultimate Parent or any of its products or services of the Intellectual Property rights of any Person.
(c)To the Knowledge of Parent, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of Ultimate Parent, in any respect that would reasonably be expected to result in a Material Adverse Effect on the Ultimate Parent.
(d)Ultimate Parent has taken reasonable measures to maintain the confidentiality of its Intellectual Property and every Person employed by Ultimate Parent, including agents, consultants and independent contractors, who has or had or may in the future have access to confidential or proprietary information has entered into an agreement containing confidentiality and nondisclosure obligations with Ultimate Parent.
(e)Each of the former or current members of management or key personnel of Ultimate Parent, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned or intended to be owned by Ultimate Parent, have assigned or otherwise transferred to Ultimate Parent all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property owned or intended to be owned by Ultimate Parent. None of the former or current members of management or key personnel of Ultimate Parent, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned or intended to be owned by Ultimate Parent have a valid claim against Ultimate Parent in connection with the involvement of such Persons in the conception and development of any Intellectual Property owned or intended to be owned by Ultimate Parent, and no such claim has been asserted or, to the Knowledge of Parent, threatened. To the Knowledge of Parent, none of the current employees of Ultimate Parent has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Ultimate Parent in furtherance of their business as currently conducted, which patents or applications have not been assigned to Ultimate Parent.
Section 5.16. Real Property.
(a)Ultimate Parent owns real property through its indirect wholly owned subsidiary Biohaven Pharmaceuticals, Inc. (“BPI”) Ultimate Parent through BPI has valid leasehold interests in all of the real property in the United States used in the conduct of its business, free and clear of all Liens, except for Permitted Liens, except where the failure to hold such interests would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect on the Ultimate Parent, taken as a whole.
(b)With respect to each Ultimate Parent Leased Real Property, Ultimate Parent has not subleased, licensed or otherwise granted anyone a right to use or occupy such leased real property or any portion thereof. To the Knowledge of Parent, BPI enjoys peaceful and undisturbed possession of each leased real property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Ultimate Parent, taken as a whole, each leased real property is in good condition and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purposes for which it is used in the business of Ultimate Parent.
Section 5.17. Ultimate Parent Material Contracts.
(a)Except as set forth in the Ultimate Parent SEC Documents publicly available prior to the date of this Agreement, neither Ultimate Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (each such material contract. An “Ultimate Parent Material Contract”) (excluding leases, subleases or other agreements and excluding Ultimate Parent Employee Plans).
(b)Each Ultimate Parent Material Contract is valid and binding on Ultimate Parent or Ultimate Parent’s applicable Affiliate and, to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms.

Ultimate Parent and, to the Knowledge of Parent, each other party thereto have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Ultimate Parent Material Contract. As of the date of this Agreement, there is no material default under any Ultimate Parent Material Contract by Ultimate Parent or, to the Knowledge of Parent, by any other party, and, to the Knowledge of Parent, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Ultimate Parent or by any other party thereto.
Section 5.18. Anticorruption. Ultimate Parent and its employees and directors, or, to the Knowledge of Ultimate Parent, agents or other Persons acting on its behalf, have not, directly or indirectly, taken any action that would cause Ultimate Parent to be in violation in any material respect of Anticorruption Laws applicable to Ultimate Parent. Ultimate Parent and its employees and directors, or, to the Knowledge of Parent, agents or other persons acting on its behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Ultimate Parent has established and implemented reasonable internal controls and procedures intended to ensure compliance in all material respects with the Anticorruption Laws.
Section 5.19. Insurance. Ultimate Parent maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in form and amount as customary for Ultimate Parent’s types of business and as may be additionally required under the terms of any Contract or agreement, except where the failure to maintain such insurance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Ultimate Parent, taken as a whole. Each material insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and Ultimate Parent is in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of Ultimate Parent, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. To the Knowledge of Ultimate Parent, there is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.
Section 5.20. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Ultimate Parent, Parent or Merger Sub.
Section 5.21. Customers and Suppliers. Ultimate Parent is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier. Since the Financial Statements Date, no customer or supplier has terminated or failed to renew its relationship with, or materially reduced its purchases from or sales to, which would be expected to have a Material Adverse Effect on the Ultimate Parent.
Section 5.22. Related Party Transactions. Since January 1, 2020 through the date of this Agreement, except with respect to Ultimate Parent Employee Plans, there have been no transactions, agreements, arrangements or understandings between Ultimate Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Ultimate Parent, on the other hand (other than Ultimate Parent’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Ultimate Parent SEC Documents.
Section 5.23. Privacy and Data Security.
(a)Ultimate Parent is, and at all times has been, in compliance in all material respects with all:
(1)Privacy Laws,
(2)Privacy Agreements, and
(3)federal, state, local and foreign laws, rules and regulations pertaining to sales and marketing practices, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.
(b)
(1)At all times, Ultimate Parent has been and is in compliance, in all material respects, with all of its Privacy and Data Security Policies.
(2)Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate in any material respect any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.
(c)To the Knowledge of Parent, there is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Ultimate Parent initiated by any person or entity, any governmental entity, foreign or domestic or any regulatory or self-regulatory entity alleging that any Data Activity of Ultimate Parent:
(1)violates any applicable Privacy Laws,
(2)violates any Privacy Agreements,
(3)violates any Privacy and Data Security Policies, or
(4)constitutes an unfair, deceptive, or misleading trade practice.

(d)Ultimate Parent has taken all commercially reasonable steps designed to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of Ultimate Parent, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of Ultimate Parent and any of its contractors with regard to any Personal Data obtained from or on behalf of Ultimate Parent, nor to the Knowledge of Ultimate Parent has there been any unauthorized intrusions or breaches of security into any systems of Ultimate Parent.
(e)Ultimate Parent has adopted in the ordinary conduct of its business, policies, procedures and risk management processes designed to ensure the physical security of its facilities and computing environments.
(f)Ultimate Parent has backed up its sensitive information using secure data backup storage systems and has limited access to the backed-up information to only such authorized persons or employees who are identified in its respective policies as having the authority to access such backed-up information.
(g)Ultimate Parent, in the ordinary conduct of its business, has performed regular audits of its information security controls, system and procedures to assess its compliance with its Privacy and Data Security Policies.
Section 5.24. Sufficiency of Assets. Ultimate Parent has good and valid title to, or the right to use, all of its material assets satisfactory for the conduct of the business and operations of Ultimate Parent as currently conducted. The structures and material equipment included in such assets are in satisfactory repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use in all material respects. To the Knowledge of Ultimate Parent, there are no facts or conditions affecting any assets material to the business of Ultimate Parent that interfere with the use, occupancy or operation of such assets in any material respect.
Section 5.25. NO ADDITIONAL REPRESENTATIONS. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE IV, (TAKING INTO ACCOUNT THE COMPANY DISCLOSURE SCHEDULE), NONE OF THE COMPANY, ITS SUBSIDIARY, THEIR RESPECTIVE AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTIES WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY. EACH OF ULTIMATE PARENT, PARENT AND MERGER SUB FURTHER ACKNOWLEDGES THAT NONE OF THE COMPANY, ITS SUBSIDIARY, THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON OR ENTITY WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO ULTIMATE PARENT, PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES FOR USE OF ANY INFORMATION REGARDING THE COMPANY, ITS SUBSIDIARY, THEIR RESPECTIVE AFFILIATES, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY THEIR RESPECTIVE BUSINESSES NOT EXPRESSLY SET FORTH IN ARTICLE IV.

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER.
Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction (or, if legally permissible, waiver) at or prior to the Effective Time of the following conditions:
(a)Stockholder Approval. The Required Stockholder Approval shall have been obtained.
(b)No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction, or other Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the Merger shall be in effect, and no Law shall have been enacted or promulgated by any Governmental Authority that prohibits or makes illegal consummation of the Merger.
(c)Yale License Amendment. Prior to the Effective Time, Yale University shall have delivered or caused to be delivered to the Company a copy of a fully-executed amendment to that certain Agreement dated June 2, 2016 between Yale University and the Company substantially in the form attached as Annex E.
(d)Warrant Termination. CT Innovations, Incorporated shall have delivered to the Company a termination agreement, in form reasonably satisfactory to Parent and the Company, for the Stock Subscription Warrant, dated May 9, 2019, as amended by that certain Warrant Amendment Agreement No. 1, dated June 10, 2019.
Section 6.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction (or waiver by Parent if permitted under applicable Law) at or prior to the Effective Time of the following conditions:
(a)Accuracy of Representations and Warranties. If, and only to the extent, that a period of time elapses between the execution of this Agreement and the Closing, the Fundamental Representations contained in Article IV shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of that date (provided, that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date). If, and only to the extent, that a period of time elapses between the execution of this Agreement and the Closing, all the other representations and warranties contained in Article IV shall be true and correct as of the Closing Date with the same force and effect as though made on and as of that date (provided, that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect on the Company set forth therein), except in each case for breaches or inaccuracies of representations or warranties that do not have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)Termination of 401(k) Plan. Unless requested by Parent at least two (2) Business Days prior to the Closing not to take such action, the Company will adopt a resolution terminating the Company’s and, if applicable, its Subsidiaries’, 401(k) plan(s) effective as of the day prior to the Closing and will provide evidence of such termination acceptable to Parent prior to the Closing.
(c)Termination of Certain Business Employees and Contingent Workers. As of the Effective Date, the Company shall terminate the employment or engagement of each of the Business Employees and Contingent Workers listed on Exhibit D to this Agreement. For Business Employees and Contingent Workers listed on Exhibit D who have contractual entitlements to severance pay or benefits in connection with such termination, the Company shall provide a separation and release Contract to each such Business Employee and Contingent Worker in a form reasonably satisfactory to and previously approved by Ultimate Parent and Parent. For Business Employees listed on Exhibit D who do not have contractual entitlements to severance pay or benefits in connection with such termination, the Company shall offer each such Business Employee severance pay equal to a lump sum amount of two (2) weeks of such Business Employee’s annual base salary as of immediately prior to the Effective Date per year of the Business Employee’s employment with the Company in exchange for such Business Employee’s agreement to a separation and release Contract in a form satisfactory to and previously approved by Ultimate Parent and Parent. For the avoidance of doubt, none of the Persons identified on Exhibit D shall be Continuing Employees (as defined in this Agreement).
(d)[Reserved].
(e)Performance and Compliance of the Company. The Company shall have performed or complied in all material respects with each of the obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
(f)Consents and Approvals. The Company shall have obtained or granted each consent, authorization, approval, exemption, filing, registration or qualification listed or described on Schedule 6.2(f).
(g)No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on the Company.
(h)PPP Loan. The Company shall have funded, or caused the funding of, the PPP Escrow Amount to the Escrow Agent (PPP Loan) in accordance with the PPP Escrow Agreement, and provided evidence thereof reasonably satisfactory to Parent and Merger Sub.
Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)Accuracy of Representations and Warranties. If, and only to the extent, that a period of time elapses between the execution of this Agreement and the Closing, the Fundamental Representations contained in Article V shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of that date (provided, that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date). If, and only to the extent, that a period of time elapses between the execution of this Agreement and the Closing, all the other representations and warranties contained in Article V shall be true and correct as of the Closing Date with the same force and effect as though made on and as of that date (provided, that any such representation and warranty that is specifically made as of a particular date shall be true and correct in all respects as of such specified date) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect on Parent set forth therein), except in each case for breaches or inaccuracies of representations or warranties that do not have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer (or equivalent) of Parent to such effect.
(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer (or equivalent) of Parent to such effect.
(c)Consents and Approvals. Parent and Merger Sub shall have obtained or granted each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or granted by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.
(d)No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on Parent.
(e)Contingent Value Rights Agreement. Parent shall have delivered to the Company a copy of the Contingent Value Rights Agreement duly executed by each of Ultimate Parent, Parent and the rights agent party thereto.
ARTICLE VII. INDEMNIFICATION.
Section 7.1. Survival. All representations and warranties made in this Agreement shall survive the Closing until the date that is nine (9) months from the Effective Date, other than (i) the representations and warranties set forth in Section 4.1(a) (Organization; Corporate Power; Corporate Records), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries) Section 4.4 (Corporate Authorization), Section 4.5 (Non-Contravention; Filings and Consents), Section 4.19 (Brokers; Certain Expenses), Section 5.1 (Organization), and Section 5.2 (Authority), Section 5.4(a)(1) (Non-Contravention; Filings and Consents), Section 5.5 (BHVN Common Shares), and Section 5.20 (Brokers; Certain Expenses) (the representations and warranties referred to in the foregoing clause, collectively, the “Fundamental Representations”), which shall survive for a period of six (6) years, and (ii) the representations and warranties set forth in Section 4.8 (Employee Benefit Plans)(to the extent involving Tax matters), Section 4.11 (Tax Matters), Section 4.13 (Environmental Matters) and Section 4.14 (Intellectual Property), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations. Each covenant or other agreement of any Party contained in this Agreement that is required to be performed following the Closing (a “Post-Closing Covenant”) shall survive the Closing in accordance with its terms, or if no term is specified, until fully performed. With respect to any representation, warranty covenant or agreement as described in this Section 7.1, the survival period described in this Section 7.1 shall be its applicable “Survival Period.” No Action for Losses resulting from any misrepresentation or breach of warranty or breach of such covenant or agreement shall be brought or made after the applicable Survival Period, except for any claims that have been asserted and which are the subject of a written notice from Stockholders’ Representative to Parent or from Parent to Stockholders’ Representative, as may be applicable, prior to the expiration of the applicable Survival Period, specifying in reasonable detail the nature of the claims, which claims shall survive until final resolution thereof.
Section 7.2. Indemnification by Indemnifying Stockholders. From and after the Closing, the Indemnifying Stockholders shall (on a joint and several basis to the extent of the Indemnity Holdback Fund and on a several and not joint basis thereafter, in each case in accordance with their respective Pro Rata Portions) defend, indemnify and hold harmless Parent and the Surviving Corporation and their respective directors, officers, employees and agents (each a “Parent Indemnified Party”) from and against any and all Losses that constitute, or arise out of, or in connection with:
(a)any misrepresentation or breach of warranty under Article IV in each case without giving effect to any qualification as to materiality, Company Material Adverse Effect or words of similar import for purposes of calculating the amount of any Loss (it being understood that a series of related claims may be aggregated for purposes of determining whether a representation or warranty has been breached); or
(b)any default by the Stockholders’ Representative in the performance or observance of any of the Stockholders’ Representative’s Post-Closing Covenants under this Agreement.
Section 7.3. Indemnification by Parent. From and after the Closing, Parent shall defend, indemnify and hold harmless the Indemnifying Stockholders and agents and, as to the Indemnifying Stockholders that are entities, their respective directors, officers, employees (each a “Stockholder Indemnified Party”) from and against any and all Losses that constitute, or arise out of, or in connection with:
(a)any misrepresentation or breach of warranty under Article V in each case without giving effect to any qualification as to materiality, Parent Material Adverse Effect or words of similar import for purposes of calculating the amount of any Loss; or
(b)any default by Ultimate Parent, Parent or the Surviving Corporation in the performance or observance of any of its Post-Closing Covenants under this Agreement.

Section 7.4. Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Indemnified Party for which indemnification may be sought hereunder (a “Third-Party Claim”), then the Indemnified Party shall give prompt notice to, in the case of a Parent Indemnified Party, Stockholders’ Representative and, in the case of a Stockholder Indemnified Party, Parent, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third-Party Claim (a “Third-Party Claim Notice”); provided, that the failure to timely deliver a Third Party Claim Notice shall not relieve the Indemnitor of its obligations under this Article VII but instead shall reduce those obligations to the extent of the Losses or increased costs and expenses attributable to the failure to timely give notice. Upon receipt of a Third-Party Claim Notice, the Indemnitor shall have the right, but not the obligation, to conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any such Third-Party Claim, and the Indemnitor may compromise or settle the same; provided, however, that the Indemnitor shall give the Indemnified Party advance notice of any proposed compromise or settlement and the Indemnitor shall not compromise or settle any Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless such compromise or settlement (x) provides for no relief other than the payment of monetary damages borne solely by the Indemnitor, (y) does not include any admission of wrongdoing or violation of Law on the part of the Indemnified Party or its Affiliates and (z) includes as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all Liability in respect thereof; provided, further, that the Indemnitor shall have no right to conduct or control any Third-Party Claim (i) if the Indemnitor fails to notify the Indemnified Party, within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim to the Indemnitor, that the Indemnitor is assuming the defense of such Third-Party Claim; (ii) unless the Indemnitor expressly acknowledges in writing that such Indemnitor shall be liable for all indemnifiable Losses related to such Third-Party Claim, (iii) if the Third-Party Claim seeks equitable relief against the Parent Indemnified Party; (iv) if the Losses claimed in connection therewith involve an amount in excess of the amount then available for indemnification with respect to such matter in light of the limitations set forth in this Article VII; (v) if upon the written advice of outside counsel, the Indemnified Party determines in good faith that an actual conflict of interest exists which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnitor with respect to such Third-Party Claim; (vi) if such Third-Party Claim is brought by a Governmental Authority or alleges criminal violation of any Law; or (vii) if such Third-Party Claim involves a material customer or supplier of the Surviving Corporation. The Indemnitor or Indemnified Party, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not compromise or settle any Proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no Indemnified Party shall settle or compromise any Proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitor and Indemnified Party shall cooperate with each other in the conduct of any Proceeding.

Section 7.5. Notice and Satisfaction of Indemnification Claims. Indemnification claims against Indemnifying Stockholders shall be satisfied first by set-off against the Indemnity Holdback Fund. In the event that the amount of such claims exceeds, or is not paid and satisfied in full from, the Indemnity Holdback Fund, the Parent Indemnified Party may seek indemnification directly from the Indemnifying Stockholders on a several and not joint basis in accordance with their respective Pro Rata Portions; provided, however, that except for claims for breaches or inaccuracies of Fundamental Representations, in no event shall the aggregate liability of the Indemnifying Stockholders under Section 7.2(a) exceed an amount equal to $6,000,000 (the “Representation and Warranty Limitation”); provided further however, that no Indemnifying Stockholder shall be liable to the Parent Indemnified Parties under this Article VII for Losses in excess of an amount equal to the value of the Per Share Merger Consideration (with the BHVN Common Shares comprising the Per Share Merger Consideration valued at the Market Value Per Share) actually received by such Indemnifying Stockholder. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given written notice of the claim by the Indemnified Party. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof in the Indemnified Party’s reasonable possession and shall indicate the estimated amount, if known or reasonably capable of calculation based on the facts then known by the Indemnified Party, of the Loss that has been or may reasonably be expected to be sustained by the Indemnified Party. For purposes of this Article VII, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnified Party complies with Section 7.4. Any of the Indemnifying Stockholders may satisfy indemnification claims under this Article VII by return to Parent of BHVN Common Shares (each such share will be valued at the closing price of BHVN Common stock on the trading day immediately prior to Parent’s receipt of such shares). Notwithstanding anything in this Agreement to the contrary, with respect to any indemnification claim under Section 7.2, without limitation of the foregoing cap amounts, the Indemnifying Stockholders shall only bear the Non-BHVN Share Ratio of the indemnifiable Losses in respect of such claim.
Section 7.6. Indemnification Threshold. Except for Losses relating to breaches of Fundamental Representations and Losses arising as a result of Fraud of the Company or the Indemnifying Stockholders, as to which the following limitations of this Section 7.6 shall not apply:
(a)the Indemnifying Stockholders shall not have any indemnification obligations under Section 7.2(a) unless and until the aggregate amount of Losses asserted against the Indemnifying Stockholders (whether as a result of related or unrelated claims) exceed $50,000 in the aggregate (the “Threshold Amount”). If such Losses exceed the Threshold Amount, the Indemnifying Stockholders shall be liable for all Losses properly asserted against them under Section 7.2(a), including those comprising the Threshold Amount (subject to the Representation and Warranty Limitation); and
(b)Parent shall not have any indemnification obligations under Section 7.3(a) unless and until the aggregate amount of Losses asserted against Parent exceed the Threshold Amount.

If such Losses (whether as a result of related or unrelated claims) exceed the Threshold Amount, Parent shall be liable for all Losses properly asserted against them under Section 7.3(a), including those comprising the Threshold Amount.
Section 7.7. [Reserved].
Section 7.8. Additional Indemnification Matters.
(a)Each Indemnified Party agrees to take commercially reasonable efforts to, and to cause its controlled Affiliates to, mitigate any Losses for which it is (or would reasonably be likely to be) entitled to recover hereunder upon, and after becoming aware of, any event or condition that would reasonably be expected to give rise to any such Losses.
(b)Payment by the Indemnitor under this Article VII in respect of any Losses is limited to the amount of any Losses that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the applicable Indemnified Party in respect of any such indemnity claim, less (i) any costs, expenses or fees incurred in connection with receiving such amounts under such other sources and (ii) any increase in the premium for such insurance policies, if applicable, arising from such Losses (collectively, the “Recovery Costs”). The Indemnified Party shall use its commercially reasonable efforts to recover under available insurance policies, it being understood that the reasonable costs of such efforts shall constitute Losses hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Losses for which any such Person has already received an indemnification payment hereunder, then a refund equal to the lesser of (i) the aggregate amount of the recovery actually recovered (net of Recovery Costs) and (ii) the amount of such Losses for which such Indemnified Party has received an indemnification payment hereunder will be made promptly by such Indemnified Party to the Indemnitor.
Section 7.9. Exclusive Remedy. Except: (a) for any equitable remedies which the parties may pursue; (b) for enforcement actions of any kind or nature regarding the terms and provisions of this Article VII, (c) in the case of Fraud, and (d) with respect to the Stockholders’ Representative, the indemnification provisions set forth in Section 8.16, the indemnification under this Article VII shall be the parties’ sole and exclusive remedy, each against another, with respect to matters arising under this Agreement.
Section 7.10. Effect of Investigation. Any Parent Indemnified Party’s right to indemnification or any other remedy based on the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, or obligation in this Agreement, or otherwise with respect to this Agreement, will not be affected by any investigation conducted (or capable of being conducted) with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether on, before, or after Closing Date) with respect to any fact or matter, including with respect to the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, or obligation in this Agreement. The waiver of any condition based on the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, or obligation in this Agreement will not affect any Parent

Indemnified Party’s right to indemnification or any other remedy based on the inaccuracy of, performance of, or compliance with such representation, warranty, or obligation, or otherwise with respect to this Agreement.
ARTICLE VIII. MISCELLANEOUS.
Section 8.1. Director and Officer Indemnification and Insurance.
(a)For a period of six (6) years after the Effective Date (the “Relevant Period”), Parent shall not and shall not permit the Surviving Corporation or its Subsidiary to amend, repeal or modify any provision in the Company or its Subsidiary’s organizational documents in effect as of the date of this Agreement relating to the exculpation or indemnification of any Person who is, as of immediately prior to the Effective Time, a current or former officer, manager, director or similar functionary of Surviving Corporation or its Subsidiary (the “Indemnified Representatives”), in each case in a manner adverse to any Indemnified Representatives with respect to acts or omissions by such Indemnified Representatives occurring on or prior to the Effective Date, unless required by Law. During the Relevant Period, Parent shall cause each of the Surviving Corporation and its Subsidiary to, honor all of such company’s obligations to indemnify (including any obligations to advance funds for expenses) the Indemnified Representatives for acts or omissions by such Indemnified Representatives occurring on or prior to the Effective Date to the extent that such obligations of such company are in effect on the date of this Agreement pursuant to the organizational documents of such Company or to the extent contained in any Contract set forth on Section 8.1 of the Company Disclosure Schedule, and such obligations shall survive the Effective Time and shall continue in full force and effect for the Relevant Period in accordance with the terms of such organizational documents or such other Contract, as the case may be.
(b)Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy with respect to its directors and officers liability insurance policy from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof (a “Tail Policy”), provided, however, that the Tail Policy Expense shall not be considered a liability of the Company for the purposes of calculating Net Working Capital. The Surviving Corporation will not (and Parent will cause the Surviving Corporation not to) take any action following the Closing that would cause the Tail Policy to be cancelled or any provision therein to be amended or waived; provided that neither Parent, the Surviving Corporation, nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such Tail Policy, except as explicitly provided in the immediately preceding sentence.
(c)The obligations set forth in this Section 8.1 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party (or any other person who is a beneficiary pursuant to the Tail Policy (and their heirs and representatives)) without the prior written consent of such affected Indemnified Representative or other Person. Each of the Indemnified Representatives or other Person who are beneficiaries pursuant to the Tail Policy (and their respective heirs and representatives) are intended to be third party beneficiaries of this Section 8.1, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Representatives (and other persons who are beneficiaries pursuant to the Tail Policy (and their heirs and representatives)) pursuant to this Section 8.1 will be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by Contract, applicable Law or otherwise.
(d)If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 8.1.
Section 8.2. Employee Benefits.
(a)With respect to each Business Employee who is employed by the Company immediately prior to the Effective Date and becomes an employee of Parent or its Affiliates as of the Effective Time (each such individual, a “Continuing Employee”), Parent may transition the Continuing Employees at any time to participation in the Ultimate Parent Employee Plans, and Parent shall, or shall cause its Affiliates to, provide each Continuing Employee for nine (9) months following the Effective Date: (1) base salary or hourly wages which are no less than the base salary or hourly wages provided to such Continuing Employee immediately prior to the Effective Date, and (2) all other compensation and benefits that are comparable in the aggregate to the compensation and benefits provided by Parent and its Affiliates to their similarly situated employees.    Parent shall, or shall cause its Affiliates to, assume and honor all Company Employee Plans and all employment and severance Contracts of any Continuing Employee in accordance with all of the terms and conditions thereof as of the Effective Date; provided that, for the avoidance of doubt, the Parties agree that Parent may modify the terms and conditions of employment of any of the Continuing Employees, including, but not limited to, their job title, job duties and responsibilities, supervisory authority, and classification level in the business hierarchy, so long as Parent complies with the provisions for waiver, modification or amendment of such Company Employee Plans and employment and severance Contracts.
(b)With respect to each Ultimate Parent Employee Plan that provides health and welfare benefits, Parent shall, or shall cause its Affiliates to, use commercially reasonable efforts to (i) cause to be waived any pre-existing condition, actively at work requirement, waiting period or any similar requirement for each Continuing Employee and any dependent or beneficiary thereof covered under the corresponding Company Employee Plan immediately prior to the Effective Date, to the extent that such requirement was satisfied by such Continuing Employee (or dependent or beneficiary thereof) or waived as of the Effective Date, and (ii) cause each such Ultimate Parent Employee Plan to honor any expenses incurred by the Continuing Employees and their eligible dependents under the corresponding Company Employee Plan during the portion of the calendar year up to the date that coverage under a Company Employee Plan is replaced with coverage under the corresponding Ultimate Parent Employee Plan for purposes of satisfying all applicable deductible, co-insurance and maximum out-of-pocket expenses, in each case under clauses (i) and (ii) to the extent permitted under the relevant Ultimate Parent Employee Plan.
(c)The Parties acknowledge that service is not recognized under the Ultimate Parent Employee Plan. Accordingly, no Continuing Employee shall receive credit under the Ultimate Parent Employee Plan based on service that was recognized by the Company or its Affiliates prior to the Effective Date.
(d)Parent shall, or cause its Affiliates to, maintain and honor the 2020 annual bonus programs in place at the Company as in effect on the Effective Date for Continuing Employees, and pay such bonuses to the Continuing Employees in 2021 in a manner consistent with, and subject to the achievement of the applicable financial performance goals under, the 2020 annual bonus programs of the Company as in effect on the Effective Date; provided that any individual or non-financial performance requirements shall be deemed to be satisfied in full. For the avoidance of doubt, Continuing Employees shall not be entitled to receive any bonus or incentive compensation or equity compensation for calendar year 2020 under the Ultimate Parent Employee Plan.
(e)Following the Effective Date, Parent shall, or cause its Affiliates to, permit each Continuing Employee who participates in the Company’s and, if applicable, its Subsidiaries’, 401(k) plan(s) to elect a “direct rollover” to a 401(k) plan of Parent or its Affiliates of such Continuing Employee’s account balances (including promissory notes evidencing all outstanding loans) under such 401(k) plan of the Company and its Subsidiaries in accordance with the requirements of applicable Law.
(f)Notwithstanding any other provision of this Agreement, nothing contained in this Section 8.2 shall (i) be deemed to be the adoption of, or an amendment to, any Company Employee Plan or any employee benefit plan of Parent and its Affiliates (whether subject to ERISA or otherwise), including any Ultimate Parent Employee Plan, or otherwise limit the right of the Company, Parent or their respective Affiliates, to amend, modify or terminate any such Company Employee Plan, Ultimate Parent Employee Plan or other employee benefit plan, or (ii) give any third party any right to enforce the provisions of this Section 8.2. Nothing herein shall prevent Parent or any of its Affiliates from terminating the employment of any Continuing Employee.
Section 8.3. Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits and schedules to this Agreement) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
Section 8.4. Assignment. This Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Parties, provided, however, that Parent or Merger Sub may assign any of their respective rights to any one or more Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.5. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties hereto, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 8.6. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 8.7. Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. At or prior to the Closing, the Company shall pay, or cause to be paid, all accrued and unpaid Transaction Expenses of the Company and its Subsidiary.
Section 8.8. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.9. Enforcement of the Agreement; Jurisdiction; No Jury Trial.
(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action or Proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties irrevocably agrees that any legal Action or Proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action or Proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the Parties hereby irrevocably submits with regard to any such Action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, Action or Proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, Action or Proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.10 shall be effective service of process for any Proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.
(b)EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9(b).
Section 8.10. Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly delivered and received (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by e-mail in portable document format (PDF) or similar electronic attachment (A) on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and (B) on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party when transmitted, on the following Business Day; or (iv) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:
(a)If to Ultimate Parent, Parent, Merger Sub or the Surviving Corporation, to:
Biohaven Pharmaceutical Holding Company, Ltd.
215 Church Street
New Haven, Connecticut 06510
E-mail: vlad.coric@biohavenpharma.com
Attention: Vladimir Coric, M.D.

with a copy (which will not constitute notice to Ultimate Parent, Parent, Merger Sub or the Surviving Corporation) to:
Locke Lord LLP
1 Financial Plaza, Suite 2800
Providence, Rhode Island 02903
Facsimile: 888.325.9018
E-mail: Douglas.Gray@lockelord.com
Attention: Douglas Gray, Esq.

(b)If to the Company, to:
Kleo Pharmaceuticals, Inc.
25 Science Park Suite 2D
New Haven, CT 06511
E-mail: dmanion@kleopharmaceuticals.com
Attention: Doug Manion

with a copy (which will not constitute notice to the Company) to:
Dechert LLP
3 Bryant Park
1095 Avenue of the Americas
New York, NY 10036-6797
david.rosenthal@dechert.com
E-mail: david.rosenthal@dechert.com
Attention: David Rosenthal

(c)If to Stockholders’ Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400

Denver, CO 80202
E-mail: deals@srsacquiom.com
Attention: Managing Director

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) the Indemnified Parties of their rights under Article VII and (b) the Indemnified Representatives and other Persons who are beneficiaries pursuant to the Tail Policy (and their respective heirs and representatives) of their rights under Section 8.1.
Section 8.12. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 8.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a facsimile or scanned image and that Party’s Closing counsel.
Section 8.14. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary or Affiliate of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary or Affiliate to take such action. Whenever this Agreement requires a Subsidiary or Affiliate of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary or Affiliate to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary or Affiliate to take such action.
Section 8.15. Public Announcements. Parent will consult with the Company before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The Company will not issue any press release or make any public statement with respect to this Agreement and the transactions contemplated hereby without Parent’s consent. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange, may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

Section 8.16. Stockholders’ Representative.
(a)Each Indemnifying Stockholder by acceptance of Indemnifying Stockholder’s portion of the aggregate Per Share Merger Consideration hereby appoints Shareholder Representative Services LLC as the “Stockholders’ Representative” as of the Closing to act as the representative, agent and attorney-in-fact of the Indemnifying Stockholders for all purposes in connection with this Agreement and the agreements ancillary hereto with the full power (i) to resolve all questions, disputes, conflicts and controversies concerning Losses as provided in Article VII, (ii) to execute and enter into, on behalf of the Indemnifying Stockholders, and to take all actions thereunder for and on their behalf, including but not limited the authorization of payments from the Adjustment Holdback Fund or the Indemnity Holdback Fund, (iii) to negotiate and/or settle all claims under this Agreement, (iv) direct the payment from Ultimate Parent, Parent or the Surviving Corporation, or on any such Person’s behalf, monies payable to the Indemnifying Stockholders in accordance with the provisions of this Agreement, (v) to otherwise take such actions (or refrain from taking actions) and execute such documents (including any modifications, waivers or amendments thereto) on the Indemnifying Stockholder’s behalf in connection with this Agreement as the Stockholders’ Representative, in its sole discretion, deems proper, (vi) to authorize the release and/or distribution of any or all of funds received from the Adjustment Holdback Fund or the Indemnity Holdback Fund and (vii) to perform all of the functions of the Stockholders’ Representative under this Agreement. Each of Ultimate Parent, Parent or the Surviving Corporation is entitled to rely on the acts and agreements of the Stockholders’ Representative as the acts and agreements of the Indemnifying Stockholders. The Stockholders’ Representative shall be entitled to retain counsel and to incur such reasonable expenses (including court costs and reasonable attorney’s fees and expenses) as the Stockholders’ Representative deems to be reasonably necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses incurred by the Stockholders’ Representative shall be borne pro rata by the Indemnifying Stockholders based upon their respective Pro Rata Portions.
(b)The Indemnifying Stockholders, severally on a pro rata basis based upon their respective Pro Rata Portions, will indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Indemnifying Stockholders the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Indemnifying Stockholders, any such Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Stockholders’ Reserve and (ii) any other funds that become payable to the Indemnifying Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Indemnifying Stockholders; provided, that while this section allows the Stockholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Indemnifying Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative under this section. The agreements in this Section 8.16(b) and Section 8.16(e) shall survive termination of this Agreement, the Closing and the resignation or removal of the Stockholders’ Representative.
(c)Each of Ultimate Parent, Parent and Merger Sub shall be fully protected in dealing with the Stockholders’ Representative under this Agreement and may rely upon the authority of the Stockholders’ Representative to act on behalf of the Indemnifying Stockholders for all purposes under this Agreement and shall have no liability for or in connection with or resulting from any such reliance. Any payment by or on behalf of Ultimate Parent, Parent, Merger Sub or the Surviving Corporation to the Exchange Agent (or the Stockholders’ Representative with respect to the Stockholders’ Reserve) to the extent authorized under this Agreement shall be considered a payment by Ultimate Parent, Parent, Merger Sub or the Surviving Corporation, as the case may be, to the Indemnifying Stockholders. The appointment of the Stockholders’ Representative is coupled with an interest and shall be irrevocable by any Indemnifying Stockholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law.
(d)The Stockholders’ Representative may resign from its capacity as Stockholders’ Representative at any time by written notice delivered to Parent and the Indemnifying Stockholders. If there is a vacancy at any time in the position of Stockholders’ Representative for any reason, such vacancy shall be filled by an Indemnifying Stockholders’ vote in the form of a writing executed by the Indemnifying Stockholders entitled to a majority of the number of votes referred to in the next sentence. In such event, each Indemnifying Stockholder shall have a number of votes equal to such Indemnifying Stockholder’s Pro Rata Portion multiplied by 100 and the authorization of a majority of such number of votes shall be binding on all of the Indemnifying Stockholders and shall constitute the authorization of the Indemnifying Stockholders.
(e)The Stockholders’ Representative shall not be liable to Ultimate Parent, Parent, Merger Sub or the Surviving Corporation or the Indemnifying Stockholders in its capacity as the Stockholders’ Representative for any liability of an Indemnifying Stockholder or for any error of judgment, or any act done or step taken or omitted by it believed by it to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement and any agreements ancillary hereto except in the case of gross negligence or willful misconduct by it. The Stockholders’ Representative may seek the advice of reputable legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as Stockholders’ Representative to the Indemnifying Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.
Section 8.17. Ultimate Parent Representation.
(a)Ultimate Parent is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization. The execution, delivery and performance by Ultimate Parent of its obligations under this Agreement have been duly and validly authorized by all requisite company action, and no other company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, including the issuance of the BHVN Common Shares. Assuming that this Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement is a valid and binding obligation of Ultimate Parent, enforceable against Ultimate Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.
(b)Ultimate Parent hereby absolutely and unconditionally guarantees to the Company, the Stockholders’ Representative and the Indemnifying Stockholders, as and to the extent due, the payment and performance of all obligations of Parent and Merger Sub under this Agreement (collectively, the “Parent Obligations”). Ultimate Parent shall be entitled to the rights, and subject to the obligations, of the other parties hereto under this Section 8.17.
(c)None of the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders, shall be obligated to file any claim relating to the Parent Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders to so file shall not affect Ultimate Parent’s obligations hereunder. In the event that any payment by or on behalf of Parent to the Company or any Indemnifying Stockholder in respect of any Parent Obligations is rescinded or must otherwise be returned for any reason whatsoever, Ultimate Parent shall remain liable hereunder with respect to such Parent Obligations as if such payment had not been made. With respect to payment-related Parent Obligations, this is an absolute, unconditional, present, primary and continuing guarantee of payment as and when due and not only of collectability. In accordance with Section 8.17, one or more Actions may be brought and prosecuted by the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders in its sole discretion against Ultimate Parent to enforce the provisions of this Section 8.17 for the full payment and/or performance of the Parent Obligations, irrespective of whether any Action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such Action.
(d)Ultimate Parent agrees that the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders may at any time and from time to time, without notice to or further consent of Ultimate Parent, extend the time of payment or performance of any of the Parent Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders and Parent without in any way impairing or affecting Ultimate Parent’s obligations under this Section 8.17. Ultimate Parent agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders to assert any claim or demand or to enforce any right or remedy against Parent or any other Person interested in the transactions contemplated by this Agreement; (ii) any change in the time, place or manner of payment or performance of the Parent Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of this Agreement or any other agreement evidencing, securing or otherwise executed by Parent and the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders in connection with the Parent Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Parent, the Company and the Stockholders’ Representative to the extent required under this Agreement or such other agreement); (iii) any change in the corporate existence, structure or ownership of Ultimate Parent or Parent; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent; (v) the existence of any claim, set-off or other right which Ultimate Parent may have at any time against Parent or the Company, the Surviving Corporation, the Stockholders’ Representative or any of the Indemnifying Stockholders, whether in connection with the Parent Obligations or otherwise; (vi) the addition, substitution or release of any Person interested in the transactions contemplated by this Agreement (provided that any such addition, substitution or release shall be subject to the prior written consent of Parent and the Stockholders’ Representative, to the extent required under this Agreement); (vii) any change in the applicable Law of any jurisdiction; (viii) any present or future action of any Governmental Authority amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any of the obligations of Parent under this Agreement or Ultimate Parent under this Section 8.17; (ix) the value, genuineness, validity, irregularity, illegality or enforceability of any of this Agreement or any other agreement or instrument referred to herein or therein as it relates to the Parent or Ultimate Parent; or (x) the adequacy of any other means the Company, the Surviving Corporation, the Stockholders’ Representative may have of obtaining payment or performance of any of the Parent Obligations. To the fullest extent permitted by applicable Law, Ultimate Parent hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company, the Surviving Corporation, the Stockholders’ Representative. Ultimate Parent waives promptness, diligence, notice of the acceptance of the Parent Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Parent Obligations and all other notices of any kind (other than notices expressly required pursuant to this Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally, including any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of Ultimate Parent’s obligations hereunder; provided that Ultimate Parent shall have the following defenses: (A) defenses to the payment or performance of the Parent Obligations that are available to Parent under this Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or defenses expressly waived in this Section 8.17(c) above. Ultimate Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 8.17 are knowingly made in contemplation of such benefits.
(e)Notwithstanding anything to the contrary herein, in the event Ultimate Parent or any of its successors or assigns (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, the Company, the Stockholders’ Representative or any of the Indemnifying Stockholders may seek recourse, whether by the enforcement of any judgment or assessment by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such surviving entity or such Person (in either case, a “Ultimate Parent Successor Entity”), as the case may be, but only to the extent of the unpaid or unperformed Liability hereunder. As used herein, unless otherwise specified, the term “Ultimate Parent” shall include Ultimate Parent’s Ultimate Parent Successor Entity.
Section 8.18. Disclosure Schedules. The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Schedule is not a statement or admission that it is material or required to be disclosed in such disclosure schedule. Nothing in the Company Disclosure Schedule constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Material Adverse Effect on the Company or materiality.
Section 8.19. Registration of BHVN Common Shares.
(a)Within the earlier of (i) sixty-five (65) days after the Effective Date or (ii) three (3) business days after Ultimate Parent has filed its Annual Report on Form 10-K for the year ending December 31, 2020, Ultimate Parent shall prepare and file with the SEC, and shall use commercially reasonable efforts to cause to be effective, a registration statement covering the resale of the BHVN Common Shares delivered to each Indemnifying Stockholder as Per Share Merger Consideration in an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act if available to Ultimate Parent (such BHVN Common Shares, the “Registrable Securities” and such registration statement, a “Registration Statement”), which may be a registration statement on Form S-3; provided, however, that Ultimate Parent shall not be required to include on such Registration Statement any BHVN Common Shares held by any Indemnifying Stockholder who has not (x) submitted to Ultimate Parent, after prompt request from Ultimate Parent, such information as may be reasonably required under the Securities Act, including information concerning the Indemnifying Stockholder, the BHVN Common Shares held by it and the intended method of disposition of the Registrable Securities held by it, in connection with the filing of the Registration Statement and (y) executed such documents in connection with such registration as Ultimate Parent shall reasonably request. Ultimate Parent will pay the fees and expenses associated with the Registration Statement (including reasonable fees of one counsel to the Indemnifying Stockholders up to an aggregate of $10,000), other than underwriting discounts or commissions, brokers’ fees and similar selling expenses.
(b) For not more than sixty (60) consecutive days or for a total of not more than one hundred twenty (120) days in any twelve (12) month period, Ultimate Parent may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section in the event that Ultimate Parent determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning Ultimate Parent, the disclosure of which at the time is not, in the good faith opinion of Ultimate Parent, in the best interests of Ultimate Parent or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that Ultimate Parent shall promptly (i) notify each Indemnifying Stockholder in writing of the commencement of an Allowed Delay, but shall not disclose to such Investor any material non-public information giving rise to an Allowed Delay, (ii) advise each Indemnifying Stockholder in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (iii) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.
(c) Without limitation of the foregoing, Ultimate Parent shall:
(i) use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement in compliance with applicable laws, the prospectus used in connection therewith (the “Prospectus”) and any document incorporated by reference therein as may be necessary to keep such Registration Statement continuously effective until the earliest of (1) twenty-four (24) months after the Effective Date, plus the aggregate period of any Allowed Delays, (2) the date as of which any Indemnifying Stockholder may sell all Registrable Securities without restriction or limitation pursuant to Rule 144 under the Securities Act and (3) such time as all such Registrable Securities have been sold;
(ii) furnish to the Stockholders’ Representative with respect to the BHVN Common Shares registered under a Registration Statement such number of copies of the Prospectus as the Stockholders’ Representative, on behalf of the Indemnifying Stockholders, may reasonably request, in order to facilitate the public sale or other disposition of all or any of the BHVN Common Shares by the Indemnifying Stockholders;
(iii) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify such Registrable Securities for the offer and sale under the securities or blue sky laws of any applicable jurisdictions and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that Ultimate Parent shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 8.19(e)(iii), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 8.19(e)(iii), or (iii) file a general consent to service of process in any such jurisdiction;
(iv) advise the Stockholders’ Representative, promptly after it shall receive notice or obtain Knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal as soon as reasonably practicable if such stop order should be issued; and
(v)at least five (5) Business Days prior to the filing of the Registration Statement, provide a “Plan of Distribution” and “Selling Stockholders” section of such Registration Statement to the Stockholders’ Representative for such Stockholders’ Representative’s review and reasonable comment.
(d)
(i) Ultimate Parent will indemnify and hold harmless each Indemnifying Stockholder and each other person, if any, who controls an Indemnifying Stockholder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any amendment or supplement thereto, or of the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse each Indemnifying Stockholder and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Ultimate Parent will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by an Indemnifying Stockholder or any such controlling person in writing specifically for use in such Registration Statement or Prospectus, (ii) the use by an Indemnifying Stockholder of an outdated or defective Prospectus after Ultimate Parent has notified each Indemnifying Stockholder in writing that such Prospectus is outdated or defective or (iii) an Indemnifying Stockholder’s failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities.

(ii) Each Indemnifying Stockholder agrees to, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, Ultimate Parent, its directors and officers, and each person who controls Ultimate Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any amendment or supplement thereto, or of the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by an Indemnifying Stockholder to Ultimate Parent specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of an Indemnifying Stockholder be greater in amount than the dollar amount of the proceeds received by such Indemnifying Stockholder upon the sale of the Registrable Securities included in such Registration Statement giving rise to such indemnification obligation.
(iii) Any person entitled to indemnification hereunder shall (A) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (I) the indemnifying party has agreed to pay such fees or expenses, (II) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (III) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.
(iv) If for any reason the indemnification provided for in the preceding paragraphs (i) and (ii) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of an Indemnifying Stockholder be greater in amount than the dollar amount of the proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.
ARTICLE IX. TERMINATION.
Section 9.1. Termination by Mutual Consent. This Agreement may be terminated by either the Company or Parent at any time prior to the Effective Time (whether before or after the receipt of the Required Stockholder Approval).
Section 9.2. Termination by either the Company or Parent. This Agreement may be terminated by either the Company or Parent at any time prior to the Effective Time:
(a) whether before or after the receipt of the Required Stockholder Vote, if the Merger has not been consummated on or before January 11, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date; or
(b)if the Required Stockholder Approval shall not have been obtained within forty-eight (48) hours of the date of this Agreement.

Section 9.3. Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article IX (other than pursuant to Section 9.1 shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.3 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article IX, except for those provisions herein which expressly survive termination, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.
KLEO PHARMACEUTICALS, INC.

By:	/s/ Doug Manion
Name:	Doug Manion
Title:	Chief Executive Officer

BIOHAVEN THERAPEUTICS, LTD.

By:	/s/ Greg Bailey
Name:	Gregory Bailey
Title:	Director
Signing Location: Acklin St., Nassau, The Bahamas

KLEO ACQUISITION, INC.

By:	/s/ Vlad Coric
Name:	Vladimir Coric, M.D.
Title:	President

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY, LTD.

By:	/s/ Greg Bailey
Name:	Gregory Bailey
Title:	Director
Signing Location: Acklin St., Nassau, The Bahamas

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Kip Wallen
Name:	Kip Wallen
Title:	Director

[Signature Page to Agreement and Plan of Merger]